ITEM 6.                                       SELECTED FINANCIAL DATA

The following table sets forth our selected financial data and should be read in conjunction with our Financial Statements and notes thereto included in Item 8, “Financial Statements and Supplementary Data” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Annual Report on Form 10-K.

In connection with this report on Form 8-K, we are restating our historical audited consolidated financial statements to reflect the adoption of new guidance regarding convertible debt instruments that may be settled in cash upon conversion as well as the presentation of noncontrolling interests for each period presented in our Annual Report on Form 10-K.

The financial position as of December 31, 2006, 2005 and 2004 (Predecessor) and the results of operations for the period from January 1, 2007 to January 25, 2007 (Predecessor) and years ended December 31, 2006, 2005 and 2004 (Predecessor), have been recorded based on the historical values of the assets and liabilities of ROP prior to the Merger.  The financial position as of December 31, 2008 and 2007 (Successor) and the results of operations for the year ended December 31, 2008 and the period from January 26, 2007 to December 31, 2007 (Successor) have been recorded based on the fair values assigned to the assets and liabilities of ROP in connection with the Merger.  As such, the information presented may not be comparable.

Operating Data	Year Ended December 31,	Period January 26 to December 31,	Period January 1 to January 25,	Year ended December 31,
(In thousands, except share and per share data)	2008	2007	2007	2006	2005	2004
	(Successor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
Total revenue	$349,547	$306,357	$26,418	$350,128	$351,861	$313,157
Operating expenses	80,099	70,679	6,770	78,275	71,019	69,043
Real estate taxes	50,331	46,391	4,659	56,525	52,198	50,911
Ground rent	8,643	8,081	699	8,489	7,907	6,751
Interest	72,649	69,068	6,956	98,512	97,916	83,609
Amortization of deferred finance costs	—	—	152	4,312	4,166	3,721
Depreciation and amortization	90,497	72,692	5,205	75,417	76,701	67,738
Merger related costs	—	—	8,814	56,896	—	—
Loan loss reserves	10,550	—	—	—	—	—
Long-term incentive compensation expense	—	—	1,800	10,169	23,534	—
Marketing, general and administration	789	698	3,547	42,749	24,460	22,991
Total expenses	313,558	267,609	38,602	431,344	357,901	304,764
Income (loss) from continuing operations before items	35,989	38,748	(12,184)	(81,216)	(6,040)	8,393
Equity in net income from unconsolidated joint ventures	838	1,249	8	3,681	1,371	603
Gain on early extinguishment of debt	16,569	—	—	—	—	—
Income (loss) before gains on sale	53,396	39,997	(12,176)	(77,535)	(4,669)	8,996
Gain on sale of properties	—	—	—	63,640	92,130	—
Income from continuing operations	53,396	39,997	(12,176)	(13,895)	87,461	8,996
Discontinued operations	1,418	2,457	3,018	70,411	129,767	81,652
Net (loss) income	54,814	42,454	(9,158)	56,516	217,228	90,648
Net income attributable to noncontrolling interests	(16,687)	(9,864)	(2,173)	(13,690)	(15,276)	(17,376)
Net income attributable to ROP	38,127	32,590	(11,331)	42,826	201,952	73,272
Preferred dividends and redemption charges	—	—	—	—	—	(28,589)
Income (loss) attributable to ROP common unitholders	$38,127	$32,590	$(11,331)	$42,826	$201,952	$44,683
Net income per Class A common unit – Basic				$0.50	$2.40	$0.62
Cash distributions declared per Class A common unit				$1.70	$1.70	$1.70
Basic weighted average Class A common units outstanding				84,870	84,100	71,964

	As of December 31,
Balance Sheet Data (In thousands)	2008	2007	2006	2005	2004
	(Successor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)

Commercial real estate, before accumulated depreciation	$3,907,982	$3,938,060	$3,649,874	$3,476,415	$2,759,972
Total assets	4,122,047	4,266,869	3,746,831	3,816,459	3,171,366
Mortgage notes payable, revolving credit facilities, term loans, unsecured notes and trust preferred securities	1,182,361	1,279,873	1,944,035	2,023,687	1,510,193
Total Capital	2,559,589	2,541,803	1,521,514	1,563,370	1,471,556

ITEM 7.                                       MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Reckson Operating Partnership, L.P., or ROP, commenced operations on June 2, 1995.  Reckson Associates Realty Corp., or RARC, served as the sole general partner until November 15, 2007, at which time RARC withdrew, and Wyoming Acquisition GP LLC, or WAGP, succeeded it, as the sole general partner of ROP.  WAGP is a wholly-owned subsidiary of SL Green Operating Partnership, or the operating partnership.  The sole limited partner of ROP is the operating partnership.

ROP is engaged in the ownership, management, operation, acquisition, leasing, financing and development of commercial real estate properties, principally office properties and also owns land for future development located in the New York City, Westchester and Connecticut which collectively is also known as the New York Metro Area.  At December 31, 2008, our inventory of development parcels aggregated approximately 81 acres of land in four separate parcels on which we can, based on estimates at December 31, 2008, develop approximately 1.1 million square feet of office space and in which we had invested approximately $64.8 million.  In addition, as of December 31, 2008 ROP also held approximately $90.8 million of structured finance investments.

On January 25, 2007, SL Green completed the acquisition of all of the outstanding shares of common stock of RARC pursuant to the terms of the Agreement and Plan of Merger, dated as of August 3, 2006, as amended, the Merger Agreement, among SL Green, Wyoming Acquisition Corp., or Wyoming, Wyoming Acquisition GP LLC, Wyoming Acquisition Partnership LP, RARC and ROP. Pursuant to the terms of the Merger Agreement, each of the issued and outstanding shares of common stock of RARC was converted into (i) $31.68 in cash, (ii) 0.10387 of a share of the common stock, par value $0.01 per share, of SL Green and (iii) a pro-rated dividend in an amount equal to approximately $0.0977 in cash. SL Green also assumed an aggregate of approximately $226.3 million of ROP mortgage debt, approximately $287.5 million of ROP convertible public debt and approximately $967.8 million of ROP public unsecured notes.  This transaction is referred to herein as the Merger.

On January 25, 2007, SL Green completed the sale, or Asset Sale, of certain assets of ROP to an investment group led by certain of Reckson’s former executive management, or the Buyer, for a total consideration of approximately $2.0 billion. SL Green caused ROP to transfer the following assets to the Buyer in the Asset Sale: (1) certain real property assets and/or entities owning such real property assets, in either case, of ROP and 100% of certain loans secured by real property, all of which are located in Long Island, New York; (2) certain real property assets and/or entities owning such real property assets, in either case, of ROP located in White Plains and Harrison, New York; (3) all of the real property assets and/or entities owning 100% of the interests in such real property assets, in either case, of ROP located in New Jersey; (4) the entity owning a 25% interest in Reckson Australia Operating Company LLC, RARC’s former Australian management company (including its former Australian licensed responsible entity), and other related entities, and ROP and ROP subsidiaries’ rights to and interests in, all related contracts and assets, including, without limitation, property management and leasing, construction services and asset management contracts and services contracts; (5) the direct or indirect interest of RARC in Reckson Asset Partners, LLC, an affiliate of Reckson Strategic Venture Partners, LLC, or RSVP, and all of ROP’s rights in and to certain loans made by ROP to Frontline Capital Group, the bankrupt parent of RSVP, and other related entities, which were purchased by a 50/50 joint venture with an affiliate of SL Green; (6) a 50% participation interest in certain loans made by a subsidiary of ROP that are secured by four real property assets located in Long Island, New York; and (7) 100% of certain loans secured by real property located in White Plains and New Rochelle, New York.

Beginning in the third quarter of 2007, the sub-prime residential lending and single family housing markets in the U.S. began to experience significant default rates, declining real estate values and increasing backlog of housing supply, and other lending markets experienced higher volatility and decreased liquidity resulting from the poor credit performance in the residential lending markets. The residential sector capital markets issues quickly spread more broadly into the asset-backed commercial real estate, corporate and other credit and equity markets. These factors have resulted in substantially reduced mortgage loan originations and securitizations, and caused more generalized credit market dislocations and a significant contraction in available credit.  As a result, most financial industry participants, including commercial real estate owners, operators, investors and lenders continue to find it extremely difficult to obtain cost-effective debt capital to finance new investment activity or to refinance maturing debt.  In the few instances in which debt is available, it is at a cost much higher than in the recent past.

Credit spreads on commercial mortgages (i.e., the interest rate spread over given benchmarks such as LIBOR or U.S. Treasury securities) are significantly influenced by: (a) supply and demand for such mortgage loans; (b) perceived risk of the underlying real estate collateral cash flow; and (c) capital markets execution for the sale or financing of such commercial mortgage assets.  In the case of (a), the number of potential lenders in the marketplace and the amount of funds they are willing to devote to commercial mortgage assets will impact credit spreads.  As liquidity increases, spreads on equivalent commercial mortgage loans will decrease.  Conversely, a lack of liquidity will result in credit spreads increasing.  During periods of volatility, such as the markets are currently experiencing, the number of lenders participating in the market may change at an accelerated pace.

For existing loans, when credit spreads widen, the fair value of these existing loans decreases.  If a lender were to originate a similar loan today, such loan would carry a greater credit spread than the existing loan.  Even though a loan may be performing in accordance with its loan agreement and the underlying collateral has not changed, the fair value of the loan may be negatively impacted by the incremental interest foregone from the widened credit spread.  Accordingly, when a lender wishes to sell or finance the loan, the reduced value of the loan will impact the total proceeds that the lender will receive.

The recent credit crisis has put many borrowers, including some of our borrowers, on our structured finance portfolio under increasing amounts of financial and capital distress.  For the year ended December 31, 2008, we recorded a gross provision for loan losses of approximately $10.6 million primarily related to our structured finance investments.

The New York City real estate market has seen an increase in the direct vacancy rate as well as an increase in the amount of sublease space on the market.  This directly impacts a landlord’s ability to increase rents and may also result in a landlord needing to reduce its rents and provide a longer free rent period or a greater tenant improvement allowance in order to attract a tenant to rent the space. Property sales have slowed down to a trickle, primarily due to a lack of financing for purchasers due to tighter lending standards and the other factors noted above.

New York City sales activity in 2008 decreased by approximately $27.4 billion when compared to 2007, as total volume only reached approximately $20.4 billion. In 2007, 16 transactions were consummated at prices in excess of $1,000.00 per square foot, including three deals that closed in the fourth quarter of 2007.  This compares to only four such deals in 2008.

Leasing activity for Manhattan, a borough of New York City, totaled approximately 19.1 million square feet compared to approximately 23.6 million square feet in 2007. Of the total 2008 leasing activity in Manhattan, the Midtown submarket accounted for approximately 13.0 million square feet, or 67.9%. As a result, Midtown’s overall vacancy increased from 5.8% in 2007 to 8.5% in 2008.

Overall asking rents for direct space in Midtown decreased from $77.57 at year-end 2007 to $72.08 at year-end 2008, a decrease of 7.1%. The decrease in rents has been driven by the financial crisis.

During 2008, minimal new office space was added to the Midtown office inventory. In a supply-constrained market, there is only 1.8 million square feet under construction in Midtown as of year-end and which becomes available in the next two years, 2.3% of which is already pre-leased.

The following discussion related to our consolidated financial statements should be read in conjunction with the financial statements appearing in this report and in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008.

As a result of the substantial change in ownership from the Merger, SL Green has recorded the Merger in accordance with the provisions of “Push-Down Accounting.”  The application of “push-down accounting” resulted in the adjustment of the carrying values of the assets and liabilities of ROP to fair value in the same manner as ROP’s assets and liabilities were recorded by SL Green subsequent to the Merger.  The net impact of such adjustments was approximately $3.0 billion.

As of December 31, 2008, we owned the following interests in commercial office properties in the New York Metro area, primarily in midtown Manhattan, a borough of New York City, or Manhattan.  Our investments in the New York Metro area also include investments in Queens, Westchester County and Connecticut, which are collectively known as the Suburban assets:

				Weighted
		Number of		Average
Location	Ownership	Properties	Square Feet	Occupancy (1)
Manhattan	Consolidated properties	4	3,770,000	96.2%

Suburban	Consolidated properties	17	2,678,900	88.4%
	Unconsolidated properties	1	1,402,000	100.0%
		22	7,850,900

(1)   The weighted average occupancy represents the total leased square feet divided by total available rentable square feet.

Critical Accounting Policies

Our discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  We evaluate our assumptions and estimates on an ongoing basis.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Investment in Commercial Real Estate Properties

On a periodic basis, our management team assesses whether there are any indicators that the value of our real estate properties, including joint venture properties and assets held for sale, and structured finance investments may be impaired.  If the carrying amount of the property is greater than the estimated expected future cash flow (undiscounted and without interest charges for consolidated properties and discounted for unconsolidated properties) of the asset or sales price, impairment has occurred.  We will then record an impairment loss equal to the difference between the carrying amount and the fair value of the asset.  We do not believe that the value of any of our rental properties or development properties was impaired at December 31, 2008 and 2007.

A variety of costs are incurred in the acquisition, development and leasing of our properties. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment.  The costs of land and building under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. We consider a construction project as substantially completed and held available for occupancy upon the completion of tenant improvements, but no later than one year from cessation of major construction activity. We cease capitalization on the portions substantially completed and occupied or held available for occupancy, and capitalize only those costs associated with the portions under construction.

We allocate the purchase price of real estate to land and building and, if determined to be material, intangibles, such as the value of above-, below-, and at-market leases and origination costs associated with the in-place leases.  We depreciate the amount allocated to building and other intangible assets over their estimated useful lives, which generally range from three to 40 years and from one to 14 years, respectively.  The values of the above- and below-market leases are amortized and recorded as either an increase (in the case of below-market leases) or a decrease (in the case of above-market leases) to rental income over the remaining term of the associated lease, which range from one to 14 years.  The value associated with in-place leases are amortized over the expected term of the relationship, which includes an estimated probability of the lease renewal, and its estimated term, which range from one to 14 years.  If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related intangible will be written off.  The tenant improvements and origination costs are amortized as an expense over the remaining life of the lease (or charged against earnings if the lease is terminated prior to its contractual expiration date).  We assess fair value of the leases based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information.  Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property.

Investment in Unconsolidated Joint Ventures

We account for our investments in unconsolidated joint ventures under the equity method of accounting in cases where we exercise significant influence, but do not control these entities and are not considered to be the primary beneficiary.  We consolidate those joint ventures where we are considered to be the primary beneficiary, even though we do not control the entity.  In all the joint ventures, the rights of the noncontrolling investor are both protective as well as participating. Unless we are determined to be the primary beneficiary, these rights preclude us from consolidating these investments.  These investments are recorded initially at cost, as investments in unconsolidated joint ventures, and subsequently adjusted for equity in net income (loss) and cash contributions and distributions.  Any difference between the carrying amount of these investments on our balance sheet and the underlying equity in net assets is amortized as an adjustment to equity in net income (loss) of unconsolidated joint ventures over the lesser of the joint venture term or 10 years.  Equity income (loss) from unconsolidated joint ventures is allocated based on our ownership interest in each joint venture. When a capital event (as defined in each joint venture agreement) such as a refinancing occurs, if return thresholds are met, future equity income will be allocated at our increased economic percentage. We recognize incentive income from unconsolidated real estate joint ventures as income to the extent it is earned and not subject to a clawback feature.

Distributions we receive from unconsolidated real estate joint ventures in excess of our basis in the investment are recorded as offsets to our investment balance if we remain liable for future obligations of the joint venture or may otherwise be committed to provide future additional financial support.  None of the joint venture debt is recourse to us.

Revenue Recognition

Rental revenue is recognized on a straight-line basis over the term of the lease. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in deferred rents receivable on the accompanying balance sheets.  We establish, on a current basis, an allowance for future potential tenant credit losses, which may occur against this account.  The balance reflected on the balance sheet is net of such allowance.

Interest income on structured finance investments is recognized over the life of the investment using the effective interest method and recognized on the accrual basis.  Fees received in connection with loan commitments are deferred until the loan is funded and are then recognized over the term of the loan as an adjustment to yield.  Anticipated exit fees, whose collection is expected, are also recognized over the term of the loan as an adjustment to yield.  Fees on commitments that expire unused are recognized at expiration.

Income recognition is generally suspended for structured finance investments at the earlier of the date at which payments become 90 days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful.  Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our tenants to make required rent payments. If the financial condition of a specific tenant were to deteriorate, resulting in an impairment of its ability to make payments, additional allowances may be required.

Reserve for Possible Credit Losses

The expense for possible credit losses in connection with structured finance investments is the charge to earnings to increase the allowance for possible credit losses to the level that we estimate to be adequate considering delinquencies, loss experience and collateral quality.  Other factors considered relate to geographic trends and product diversification, the size of the portfolio and current economic conditions.  Based upon these factors, we establish the provision for possible credit losses by category of asset.  When it is probable that we will be unable to collect all amounts contractually due, the account is considered impaired.

Where impairment is indicated, a valuation allowance is measured based upon the excess of the recorded investment amount over the net fair value of the collateral, as reduced by selling costs.  Any deficiency between the carrying amount of an asset and the net sales price of repossessed collateral is charged to expense.  We recorded a reserve for impairment of approximately $10.6 million during 2008.  No reserve for impairment was required at December 31, 2007.

Results of Operations

Comparison of the year ended December 31, 2008 to the year ended December 31, 2007

Comparisons discussed below are made using the combined operations of the Predecessor and Successor for 2007 as compared to the Successor’s operations for the same period in 2008.  The results of operations may not be comparable for the periods presented due to the change in the basis of accounting between the Successor and Predecessor periods resulting from the application of “push-down accounting.”  The results of operations for the Predecessor period in 2007 include 120 West 45th Street and Landmark Square 1-6.  In connection with the Merger, these properties were assigned to the operating partnership and are therefore not included in the Successor period results of operations.  Assets sold or classified as held for sale are excluded from the following discussion.

Rental Revenues (in millions)	2008	2007	$ Change	% Change
Rental revenue	$280.1	$256.6	$23.5	9.2%
Escalation and reimbursement revenue	53.8	50.7	3.1	6.1
Total	$333.9	$307.3	$26.6	8.7%

At December 31, 2008, we estimated that the current market rents on our consolidated Manhattan properties and consolidated Suburban properties were approximately 23.8% and 9.8% higher, respectively, than then existing in-place fully escalated rents.  Approximately 4.6% of the space leased at our consolidated properties expires during 2009.

Investment and Other Income (in millions)	2008	2007	$ Change	% Change
Equity in net income of unconsolidated joint venture	$0.8	$1.3	$(0.5)	(38.5)%
Investment and other income	15.7	25.5	(9.8)	(38.4)
Total	$16.5	$26.8	$(10.3)	(38.4)%

The decrease in equity in net income of unconsolidated joint venture was primarily due to lower net income contribution from One Court Square resulting from additional depreciation expense due to the purchase accounting adjustment to the investment in connection with the Merger.  Our joint venture at One Court Square is net leased to a single tenant until 2020.  As such, we do not anticipate much change in occupancy rates or net income contributions from this asset.  At December 31, 2008, we estimated that current market rents at our Suburban joint venture asset was approximately 8.4% higher than then existing in-place fully escalated rents.

The decrease in investment and other income is primarily due to the average investment balance decreasing between 2007 and 2008 due to the redemption of certain loans during 2007.  Certain loans were also placed on non-accrual status in 2008.  In 2007, we received a $2.5 million exit fee in connection with the redemption of a loan.

Property Operating Expenses (in millions)	2008	2007	$ Change	% Change
Operating expenses	$80.1	$77.4	$2.7	3.5%
Real estate taxes	50.3	51.1	(0.8)	(1.6)
Ground rent	8.6	8.8	(0.2)	(2.3)
Total	$139.0	$137.3	$1.7	1.2%

The increase in operating expenses was primarily driven by increases in payroll, cleaning, utilities and insurance.  This was partially offset by decrease in repairs and maintenance.  The operating expenses and real estate taxes for 120 West 45th Street and Landmark Square 1-6 are included in the 2007 Predecessor period.  The decrease in ground rent expense related primarily to the ground rent at 1185 Avenue of the Americas.

Other Expenses (in millions)	2008	2007	$ Change	% Change
Interest expense, net of interest income	$72.6	$76.2	$(3.6)	(4.7)%
Depreciation and amortization expense	90.5	77.9	12.6	16.2
Loan loss reserves	10.6	—	10.6	1,060.0
Marketing, general and administrative expense	0.8	14.9	(14.1)	(94.6)
Total	$174.5	$169.0	$5.5	3.3%

The decrease in interest expense is due to mortgage debt on certain properties being repaid in 2007 and those properties remaining unencumbered.  During the fourth quarter of 2008, we also repurchased approximately $102.4 million of our 4% exchangeable unsecured bonds due June 2025.  In addition, in April 2007, we redeemed $200.0 million of unsecured notes which bore an average interest rate of 6.9%.  We incurred a $1.0 million make-whole payment in 2007 in connection with the early redemption of these bonds.  In 2008, we recorded approximately $10.6 million in loan loss reserves against certain of our structured finance investments.

The decrease in marketing, general and administrative expenses is primarily due to the Predecessor 2007 period including approximately $8.8 million related to merger costs and $1.8 million related to the long-term incentive compensation program.  We did not incur similar costs in 2008.

Comparison of the year ended December 31, 2007 to the year ended December 31, 2006

Comparisons discussed below are made using the combined operations of the Predecessor and Successor for 2007 as compared to the Predecessor’s operations for the same period in 2006.  The results of operations may not be comparable for the periods presented due to the change in the basis of accounting between the Successor and Predecessor periods resulting from the application of “push-down accounting.”  The results of operations for 2006 include 120 West 45th Street and Landmark Square 1-6.  In connection with the Merger, these properties were transferred to the operating partnership and are therefore not included in the Successor period results of operations.  The results of operations for 2007 and 2006 do not include the assets that were sold as part of the Asset Sale.

Rental Revenues (in millions)	2007	2006	$ Change	% Change
Rental revenue	$256.6	$259.7	$(3.1)	(1.2)%
Escalation and reimbursement revenue	50.7	53.1	(2.4)	(4.5)
Total	$307.3	$312.8	$(5.5)	(1.8)%

At December 31, 2007, we estimated that the current market rents on our consolidated Manhattan properties and consolidated Suburban assets were approximately 49.4% and 12.7% higher, respectively, than then existing in-place fully escalated rents.  Approximately 3.9% of the space leased at our consolidated properties expires during 2008.

Investment and Other Income (in millions)	2007	2006	$ Change	% Change
Equity in net income of unconsolidated joint ventures	$1.3	$3.7	$(2.4)	(64.9)%
Investment and other income	25.5	37.3	(11.8)	(31.6)
Total	$26.8	$41.0	$(14.2)	(34.6)%

The decrease in equity in net income of unconsolidated joint venture was primarily due to lower net income contribution from One Court Square resulting from additional depreciation expense related to purchase accounting adjustment to the basis of the investment in connection with the Merger.  Our joint venture at One Court Square is net leased to a single tenant until 2020.  As such, we do not anticipate much change in occupancy rates or net income contributions from this asset.  At December 31, 2007, we estimated that current market rents at our Suburban joint venture asset was approximately 10.4% higher than then existing in-place fully escalated rents.

The decrease in investment and other income was primarily due to the sale in 2006 of our option to acquire the noncontrolling partner’s 40% partnership interest in a property for net consideration of approximately $9.0 million.  In addition, the average investment balance decreased from approximately $182.6 million in 2006 to approximately $117.7 million in 2007.

Property Operating Expenses (in millions)	2007	2006	$ Change	% Change
Operating expenses	$77.4	$78.3	$(0.9)	(1.2)%
Real estate taxes	51.1	56.5	(5.4)	(9.6)
Ground rent	8.8	8.5	0.3	3.5
Total	$137.3	$143.3	$(6.0)	(4.2)%

Operating expenses and real estate taxes remained comparable to the same period in the prior year when excluding the operating expenses and real estate taxes for 120 West 45th Street and Landmark Square 1-6 from the 2006 period.

Other Expenses (in millions)	2007	2006	$ Change	% Change
Interest expense and finance cost amortization, net of interest income	$76.2	$102.8	$(26.6)	(25.9)%
Depreciation and amortization expense	77.9	75.4	2.5	3.3
Marketing, general and administrative expense	14.9	109.8	(94.9)	(86.4)
Total	$169.0	$288.0	$(119.0)	(41.3)%

The decrease in interest expense is due to mortgage debt on certain properties being repaid after December 31, 2006 and those properties remaining unencumbered at December 31, 2007.  In addition, in April 2007, we redeemed $200.0 million of unsecured notes which bore an average interest rate of 6.9%.  We incurred a $1.0 million make-whole payment in 2007 in connection with the early redemption of these bonds.

The decrease in marketing, general and administrative expenses is due in part to the Predecessor 2007 period including approximately $8.8 million related to merger costs compared to $56.9 million in the 2006 period.  The 2006 period includes approximately $10.2 million related to the long-term incentive compensation program.

Liquidity and Capital Resources

We are currently experiencing a global economic downturn and credit crunch.  As a result, many financial industry participants, including commercial real estate owners, operators, investors and lenders continue to find it extremely difficult to obtain cost-effective debt capital to finance new investment activity or to refinance maturing debt.  In the few instances in which debt is available, it is at a cost much higher than in the recent past.

We currently expect that our principal sources of funds to meet our short-term and long-term liquidity requirements (working capital, property operations, debt service, redevelopment of properties, tenant improvements and leasing costs) will include cash on hand, cash flow from operations and net proceeds from divestitures of properties and redemptions of structured finance investments.

Cash flow from operations is primarily dependent upon the occupancy level of our portfolio, the net effective rental rates achieved on our leases, the collections of rent and operating escalations and recoveries from our tenants and the level of operating and other costs.

We believe that our sources of working capital, specifically our cash flow from operations, are adequate for us to meet our short-term and long-term liquidity requirements for the foreseeable future.

On January 25, 2007, we were acquired by SL Green. See Item 7 “Management’s Discussion and Analysis — Liquidity and Capital Resources” in SL Green’s Annual Report on Form 10-K for the year ended December 31, 2008 for a complete discussion of additional sources of liquidity available to us due to our indirect ownership by SL Green.

Cash Flows

The following summary discussion of our cash flows is based on our consolidated statements of cash flows in “Item 8. Financial Statements” and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below.

For purposes of this cash flow analysis, the cash flows for the period from January 1, 2007 to January 25, 2007 (Predecessor), the date of the Merger, have been combined with the cash flows for the period January 26, 2007 to December 31, 2007 (Successor) to provide a reasonable comparison to the cash flows for the year ended December 31, 2008 (Successor).  Summarized cash flow information for the years ended December 31, 2008 and 2007 is as follows (in thousands):

Cash and cash equivalents were $23.1 million and $16.5 million at December 31, 2008 and December 31, 2007, respectively, representing an increase of $6.6 million. The increase was a result of the following increases and decreases in cash flows (in thousands):

	Year ended December 31,
	2008	2007	Increase (Decrease)

Net cash provided by operating activities	$82,696	$13,201	$69,495
Net cash provided by investing activities	$48,766	$1,992,893	$(1,944,127)
Net cash used in financing activities	$(124,811)	$(2,040,823)	$1,916,012

Our principal source of operating cash flow is related to the leasing and operating of the properties in our portfolio. Our properties provide a relatively consistent stream of cash flow that provides us with resources to pay operating expenses, debt service and fund quarterly dividend and distribution payment requirements. At December 31, 2008, our portfolio was 92.4% occupied.  Our structured finance and joint venture investments also provide a steady stream of operating cash flow to us.

Cash is used in investing activities to fund acquisitions, redevelopment projects and recurring and nonrecurring capital expenditures. We selectively invest in existing buildings that meet our investment criteria.  During the year ended December 31, 2008, compared to the same period in the prior year we generated cash primarily from the following investing activities (in thousands):

Capital expenditures and capitalized interest	$(15,282)
Distributions from joint ventures	4,199
Proceeds from sales of real estate	(47,725)
Structured finance and other investments	24,171
Proceeds from Asset Sale	1,978,764

We generally fund our investment activity through property-level financing and asset sales.  During the year ended December 31, 2008, compared to the same period in the prior year the following financing activities used the funds to complete the investing activity noted above (in thousands):

Proceeds from our debt obligations	$12,000
Repayments under our debt obligations	(580,151)
Contributions	(37,997)
Distributions and other financing activities	(1,309,864)

Capitalization

Prior to the Merger, a Class A common unit and a share of common stock of RARC had similar economic characteristics as they effectively share equally in the net income or loss and distributions of ROP.  As of January 25, 2007, all of our issued and outstanding Class A common units were owned by RARC.  In connection with the Merger, RARC assigned all of its interest in the Class A common units to WAGP and the operating partnership.  On November 15, 2007, RARC withdrew, and WAGP succeeded it, as the sole general partner of ROP. As of December 31, 2008, all of our issued and outstanding Class A common units were owned by WAGP or the operating partnership.

As of December 31, 2006, we had issued and outstanding 1,200 preferred units of limited partnership interest with a liquidation preference value of $1,000 per unit and a stated distribution rate of 7.0%, or Preferred Units, which was subject to reduction based upon terms of their initial issuance.  The terms of the Preferred Units provided for this reduction in distribution rate in order to address the effect of certain mortgages with above market interest rates which were assumed by us in connection with properties contributed to us in 1998.   As a result of the aforementioned reduction, no distributions were being made on the Preferred Units.  In connection with the Merger, the holder of the Preferred Units transferred the Preferred Units to the operating partnership in exchange for the issuance of 1,200 preferred units of limited partnership interest in the operating partnership with substantially similar terms as the Preferred Units.

Net income per common partnership unit for the year ended December 31, 2006 was determined by allocating net income after preferred distributions and noncontrolling partners’ interest in consolidated partnerships income to the general and limited partners based on their weighted average distribution per common partnership units outstanding during the respective periods presented.

Holders of preferred units of limited and general partnership interest were entitled to distributions based on the stated rates of return (subject to adjustment) for those units.

Contractual Obligations

Combined aggregate principal maturities of mortgages payable and senior unsecured notes (net of discount), our share of joint venture debt, excluding extension options, estimated interest expense, and our obligations under our air rights and ground leases, as of December 31, 2008 are as follows (in thousands):

	2009	2010	2011	2012	2013	Thereafter	Total
Property mortgages	$3,942	$4,225	$219,879	$—	$—	$—	$228,046
Senior unsecured notes	200,000	179,622	150,000	—	—	424,693	954,315
Ground leases	10,139	9,698	7,724	7,593	7,593	254,831	297,578
Estimated interest expense	63,895	55,864	44,304	32,888	32,889	132,475	362,315
Joint venture debt	—	—	—	—	—	94,500	94,500
Total	$277,976	$249,409	$421,907	$40,481	$40,482	$906,499	$1,936,754

Corporate Indebtedness

Unsecured Revolving Credit Facility

As of December 31, 2006 we maintained a $500 million unsecured revolving credit facility, or the Credit Facility.  The Credit Facility was scheduled to mature in August 2008.  At December 31, 2006, the outstanding borrowings under the Credit Facility aggregated $269.0 million and carried a weighted average interest rate of 6.14% per annum. In connection with the Merger on January 25, 2007, this Credit Facility was repaid and terminated.

Senior Unsecured Notes

The following table sets forth our senior unsecured notes, net of discount, and other related disclosures by scheduled maturity date (in thousands):

Issuance	Face Amount	Coupon Rate(2)	Term (in Years)	Maturity
March 26, 1999 (3)	200,000	7.75%	10	March 15, 2009
January 22, 2004	150,000	5.15%	7	January 15, 2011
August 13, 2004	150,000	5.875%	10	August 15, 2014
March 31, 2006	274,693	6.00%	10	March 31, 2016
June 27, 2005 (1)	179,622	4.00%	20	June 15, 2025
	$954,315

(1)

Exchangeable senior debentures which are callable after June 17, 2010 at 100% of par. In addition, the debentures can be put to us, at the option of the holder at par plus accrued and unpaid interest, on June 15, 2010, 2015 and 2020 and upon the occurrence of certain change of control transactions. As a result of the Merger, the adjusted exchange rate for the debentures is 7.7461 shares of SL Green’s common stock per $1,000 of principal amount of debentures and the adjusted reference dividend for the debentures is $1.3491. During the year ended December 31, 2008, we repurchased approximately $102.4 million of these bonds and realized net gains on early extinguishment of debt of approximately $16.6 million.

(2)	Interest on the senior unsecured notes is payable semi-annually with principal and unpaid interest due on the scheduled maturity dates.
(3)	We repaid these senior unsecured notes at par on March 16, 2009.

On April 27, 2007, the $50.0 million 6.0% unsecured notes scheduled to mature in June 2007 and the $150.0 million 7.20% unsecured notes scheduled to mature in August 2007, assumed as part of the Merger, were redeemed.

Restrictive Covenants

The terms of our senior unsecured notes include certain restrictions and covenants which limit, among other things, the incurrence of additional indebtedness and liens, and which require compliance with financial ratios relating to the minimum amount of debt service coverage, the maximum amount of consolidated unsecured and secured indebtedness and the minimum amount of unencumbered assets.  As of December 31, 2008 and 2007, we were in compliance with all such covenants.

Market Rate Risk

We are not exposed to changes in interest rates as we have no floating rate borrowing arrangements.

All of our long-term debt, totaling approximately $1.2 billion, bears interest at fixed rates, and therefore the fair value of these instruments is affected by changes in the market interest rates.

Off-Balance Sheet Arrangements

We have a number of off-balance sheet investments, including a joint venture investment and structured finance investments.  These investments all have varying ownership structures.  Our joint venture arrangement is accounted for under the equity method of accounting as we have the ability to exercise significant influence, but not control over the operating and financial decisions of this joint venture arrangement.  Our off-balance sheet arrangements are discussed in Note 4, “Structured Finance Investments” and Note 5, “Investment in Unconsolidated Joint Venture” in the accompanying financial statements.

Capital Expenditures

We estimate that for the year ending December 31, 2009, we will incur approximately $31.8 million of capital expenditures (including tenant improvements and leasing costs) on consolidated properties and none at our joint venture property.  We expect to fund these capital expenditures with operating cash flow, borrowings under SL Green’s credit facility and cash on hand.  We believe that we will have sufficient resources to satisfy our capital needs during the next 12-month period.

Thereafter, we expect that our capital needs will be met through a combination of net cash provided by operations, borrowings, potential asset sales or additional equity or debt issuances by SL Green.

Related Party Transactions

Cleaning/ Security/ Messenger and Restoration Services

Through Alliance Building Services, or Alliance, First Quality Maintenance, L.P., or First Quality, provides cleaning, extermination and related services, Classic Security LLC provides security services, Bright Star Couriers LLC provides messenger services, and Onyx Restoration Works provides restoration services with respect to certain properties owned by us.  Alliance is owned by Gary Green, a son of Stephen L. Green, the chairman of our board of directors.  First Quality also provides additional services directly to tenants on a separately negotiated basis.  In addition, First Quality has the non-exclusive opportunity to provide cleaning and related services to individual tenants at our properties on a basis separately negotiated with any tenant seeking such additional services.  First Quality leases 26,800 square feet of space at 70 West 36th Street pursuant to a lease that expires on December 31, 2015. SL Green received approximately $75,000 in rent from Alliance in 2007.  SL Green sold this property in March 2007.  We paid Alliance approximately $2.4 million, $0.6 million and none for three years ended December 31, 2008 respectively, for these services (excluding services provided directly to tenants).

Allocated Expenses from SL Green

Subsequent to the Merger, property operating expenses include an allocation of salary and other operating costs from SL Green.  Such amount was approximately $4.1 million and $3.5 million for 2008 and 2007 (Successor), respectively.

Insurance

SL Green maintains “all-risk” property and rental value coverage (including coverage regarding the perils of flood, earthquake and terrorism) within two property insurance portfolios and liability insurance. This includes the ROP assets. The first property portfolio maintains a blanket limit of $600.0 million per occurrence for the majority of the New York City properties in our portfolio with a sub-limit of $450.0 million for acts of terrorism. The second portfolio maintains a limit of $600.0 million per occurrence, including terrorism, for a few New York City properties and the majority of the Suburban properties.  Both property policies expire on December 31, 2009.  Additional coverage may be purchased on a stand alone basis for certain assets.  The liability policies cover all our properties and provide limits of $200.0 million per property.  The liability policies expire on October 31, 2010.

In October 2006, SL Green formed a wholly-owned taxable REIT subsidiary, Belmont Insurance Company, or Belmont, to act as a captive insurance company and be one of the elements of our overall insurance program Belmont was formed in an effort to, among other reasons, stabilize to some extent the fluctuations of insurance market conditions. Belmont is licensed in New York to write Terrorism, NBCR (nuclear, biological, chemical, and radiological), General Liability and D&O coverage.

•                  Terrorism: Belmont acts as a direct property insurer with respect to a portion of our terrorism coverage for the New York City properties.  Effective December 31, 2008, Belmont increased its terrorism coverage from $50 million to $250 million in an upper layer.  In addition, Belmont purchased reinsurance to reinsure the retained insurable risk not otherwise covered under Terrorism Risk Insurance Program Reauthorization and Extension Act of 2007 (TRIPRA), as detailed below.

•                  NBCR: Belmont acts as a direct insurer of NBCR coverage up to $250 million on the entire property portfolio.

•                  General Liability: Belmont insures a deductible on the general liability insurance with a $250,000 deductible per occurrence and a $2.4 million annual aggregate stop loss limit. SL Green has secured an excess insurer to protect against catastrophic liability losses above the $250,000 deductible per occurrence and a stop loss if aggregate claims exceed $2.4 million.  Belmont has retained a third party administrator to manage all claims within the deductible and we anticipate that direct management of liability claims will improve loss experience and ultimately lower the cost of liability insurance in future years. In addition, SL Green has an umbrella liability policy of $200.0 million.

•                  D&O: Effective August 10, 2008, a directors and officers liability policy was added by Belmont to provide reimbursement for SEC claims reducing the deductible from $2,500,000 to $1,000,000.

TRIA, which was enacted in November 2002, was renewed on December 31, 2007. Congress extended TRIA, now called TRIPRA (Terrorism Risk Insurance Program Reauthorization and Extension Act of 2007) until December 31, 2014. The law extends the federal Terrorism Insurance Program that requires insurance companies to offer terrorism coverage and provides for compensation for insured losses resulting from acts of foreign and domestic terrorism. Our debt instruments, consisting of mortgage loans secured by our properties (which are generally non-recourse to us), mezzanine loans, ground leases and our 2007 unsecured revolving credit facility, contain customary covenants requiring us to maintain insurance. There can be no assurance that the lenders or ground lessors under these instruments will not take the position that a total or partial exclusion from “all-risk” insurance coverage for losses due to terrorist acts is a breach of these debt and ground lease instruments that allows the lenders or ground lessors to declare an event of default and accelerate repayment of debt or recapture of ground lease positions. In addition, if lenders insist on full coverage for these risks and prevail in asserting that we are required to maintain such coverage, it could result in substantially higher insurance premiums.

Subsequent to the Merger, we obtained insurance coverage through an insurance program administered by SL Green.  In connection with this program we incurred insurance expense of approximately $2.6 million and $2.0 million for the year ended December 31, 2008 and the period January 26, 2007 to December 30, 2007, respectively.

Inflation

Substantially all of the office leases provide for separate real estate tax and operating expense escalations as well as operating expense recoveries based on increases in the Consumer Price Index or other measures such as porters’ wage.  In addition, many of the leases provide for fixed base rent increases.  We believe that inflationary increases may be at least partially offset by the contractual rent increases and expense escalations described above.

Accounting Standards Updates

The recently issued Accounting Standards Updates are discussed in Note 2, “Significant Accounting Policies-Accounting Standards Updates” in the accompanying financial statements.

Forward-Looking Information

This report includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  Such forward-looking statements relate to, without limitation, our future capital expenditures, dividends and acquisitions (including the amount and nature thereof) and other development trends of the real estate industry and the Manhattan, Westchester, Connecticut and Long Island City office market, business strategies, and the expansion and growth of our operations.  These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Act and Section 21E of the Exchange Act.  Such statements are subject to a number of assumptions, risks and uncertainties which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements.  Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Among the factors about which we have made assumptions are:

•                  general economic or business (particularly real estate) conditions, either nationally or in the New York metro area being less favorable than expected;

•                  reduced demand for office space;

•                  risks of real estate acquisitions;

•                  risks of structured finance investments and borrowers;

•                  availability and creditworthiness of prospective tenants and borrowers;

•                  adverse changes in the real estate markets, including increasing vacancy, including availability of sublease space, decreasing rental revenue and increasing insurance costs;

•                  availability of capital (debt and equity);

•                  unanticipated increases in financing and other costs, including a rise in interest rates;

•                  market interest rates could adversely affect the market price of our common stock, as well as our performance and cash flows;

•                  our ability to satisfy complex rules in order for SL Green to qualify as a REIT, for federal income tax purposes, our ability to satisfy the rules in order for us to qualify as a partnership for federal income tax purposes, the ability of certain of our subsidiaries to qualify as REITs and certain of our subsidiaries to qualify as taxable REIT subsidiaries for federal income tax purposes and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•                  accounting principles and policies and guidelines applicable to REITs;

•                  competition with other companies;

•                  the continuing threat of terrorist attacks on the national, regional and local economies including, in particular, the New York City area and our tenants;

•                  legislative or regulatory changes adversely affecting real estate investment trusts and the real estate business; and

•                  environmental, regulatory and/or safety requirements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

The risks included here are not exhaustive.  Other sections of this report may include additional factors that could adversely affect ROP’s business and financial performance.  In addition, sections of the SL Green’s Annual Report on Form 10-K contains additional factors that could adversely effect our business and financial performance.  Moreover, ROP operates in a very competitive and rapidly changing environment.  New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on ROP’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

ITEM 7A.                              QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Market Rate Risk” for additional information regarding our exposure to interest rate fluctuations.

The table below presents principal cash flows based upon maturity dates of our debt obligations and structured finance investments and the related weighted-average interest rates by expected maturity dates as of December 31, 2008 (in thousands):

	Long-Term Debt		Structured Finance
	Fixed	Average	Investments		Weighted
Date	Rate	Interest Rate	Amount		Yield
2009	$203,942	5.64%	$27,630		—%
2010	183,847	5.86%	1,000		10.5%
2011	369,879	5.45%	—		—%
2012	—	—%	—		—%
2013	—	—%	—		—%
Thereafter	424,693	4.41%	62,163		9.0%
Total	$1,182,361	4.34%	$90,793	(1)	6.31%
Fair Value	$926,600

(1)	Our structured finance investments had an estimated fair value ranging between $54.5 million and $81.7 million at December 31, 2008.

The table below presents the gross principal cash flows based upon maturity dates of our share of our joint venture debt obligation and the related weighted-average interest rates by expected maturity dates as of December 31, 2008 (in thousands):

	Long Term Debt
Date	Fixed Rate	Average Interest Rate
2009	$—	—%
2010	—	—%
2011	—	—%
2012	—	—%
2013	—	—%
Thereafter	94,500	4.91%
Total	$94,500	4.91%
Fair Value	$70,000

ITEM 8.                                       FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Index to Financial Statements and Schedules

RECKSON OPERATING PARTNERSHIP, L.P.

Report of Independent Registered Public Accounting Firm	17
Consolidated Balance Sheets as of December 31, 2008 and 2007 (Successor)	18
Consolidated Statements of Operations for the year ended December 31, 2008 and the period January 26, 2007 to December 31, 2007 (Successor), the period January 1, 2007 to January 25, 2007 (Predecessor) and the year ended December 31, 2006 (Predecessor)	19
Consolidated Statements of Capital for the year ended December 31, 2008 and the period January 26, 2007 to December 31, 2007 (Successor), the period January 1, 2007 to January 25, 2007 (Predecessor) and the year ended December 31, 2006 (Predecessor)	20
Consolidated Statements of Cash Flows for the year ended December 31, 2008 and the year ended December 31, 2008 and period January 26, 2007 to December 31, 2007 (Successor), the period January 1, 2007 to January 25, 2007 (Predecessor) and the year ended December 31, 2006 (Predecessor)	21
Notes to Consolidated Financial Statements	22

Schedules

Schedule III Real Estate and Accumulated Depreciation as of December 31, 2008	39

All other schedules are omitted because they are not required or the required information is shown in the financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

To the Partners of Reckson Operating Partnership L.P.:

We have audited the accompanying consolidated balance sheets of Reckson Operating Partnership L.P. (the “Company”) as of December 31, 2008 and 2007 (Successor), and the related consolidated statements of operations, partners’ capital and cash flows for the year ended December 31, 2008, the period from January 26, 2007 through December 31, 2007 (Successor), the period from January 1, 2007 through January 25, 2007 (Predecessor), and the year ended December 31, 2006 (Predecessor).  Our audits also included the financial statement schedule listed at Item 15(a)(2).  These financial statements and schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2008 and 2007 (Successor), and the consolidated results of its operations and its cash flows for the year ended December 31, 2008, the period from January 26, 2007 through December 31, 2007 (Successor), the period from January 1, 2007 through January 25, 2007 (Predecessor), and the year ended December 31, 2006 (Predecessor), in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 18.b to the financial statements effective January 1, 2009 the Company retrospectively adopted the accounting standards “Non-Controlling Interest in Consolidated Financial Statements” as codified in FASB ASC Topic 810 Consolidations and “Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion” as codified in FASB ASC Topic 470-20 Debt.

New York, New York	/S/ ERNST & YOUNG LLP
March 18, 2009, except for Note 18.b as to which the date is December 18, 2009.	Ernst & Young LLP

Reckson Operating Partnership, L.P.

Consolidated Balance Sheets

(Amounts in thousands)

	December 31, 2008	December 31, 2007
	(Successor)	(Successor)
Assets
Commercial real estate properties, at cost:
Land and land interests	$643,156	$652,504
Building and improvements	3,264,826	3,285,556
	3,907,982	3,938,060
Less: accumulated depreciation	(162,324)	(73,506)
	3,745,658	3,864,554
Cash and cash equivalents	23,114	16,463
Restricted cash	7,265	8,449
Tenant and other receivables, net of allowance of $659 and $256 at December 31, 2008 and 2007, respectively	12,796	8,145
Deferred rents receivable, net of allowance of $4,548 and $3,036 at December 31, 2008 and 2007, respectively	31,148	17,682
Structured finance investments	90,794	99,171
Investment in unconsolidated joint venture	56,291	61,372
Deferred costs, net	15,267	4,247
Other assets	139,714	186,786
Total assets	$4,122,047	$4,266,869

Liabilities and Capital
Mortgage note payable	$228,046	$231,680
Unsecured notes	954,315	1,048,193
Accrued interest payable and other liabilities	17,321	24,259
Accounts payable and accrued expenses	30,882	43,010
Deferred revenue	326,227	371,881
Due to affiliate	—	286
Security deposits	5,667	5,757
Total liabilities	1,562,458	1,725,066

Commitments and Contingencies	—	—

Capital
General Partner capital	2,057,112	2,015,272
Limited Partner capital	—	—
Noncontrolling interests in other partnerships	502,477	526,531
Total capital	2,559,589	2,541,803
Total liabilities and capital	$4,122,047	$4,266,869

The accompanying notes are an integral part of these financial statements.

Reckson Operating Partnership, L.P.

Consolidated Statements of Operations

(Amounts in thousands)

	Year ended December 31,	Period January 26 to December 31,	Period January 1 to January 25,	Year ended December 31,
	2008	2007	2007	2006
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Revenues
Rental revenue, net	$280,089	$235,118	$21,458	$259,736
Escalation and reimbursement	53,792	46,926	3,759	53,103
Investment income	9,989	16,554	1,201	18,218
Other income	5,677	7,759	—	19,071
Total revenues	349,547	306,357	26,418	350,128
Expenses
Operating expenses	80,099	70,679	6,770	78,275
Real estate taxes	50,331	46,391	4,659	56,525
Ground rent	8,643	8,081	699	8,489
Interest expense, net of interest income	72,649	69,068	6,956	98,512
Amortization of deferred financing costs	—	—	152	4,312
Depreciation and amortization	90,497	72,692	5,205	75,417
Loan loss reserves	10,550	—	—	—
Long-term incentive compensation expense	—	—	1,800	10,169
Merger related costs	—	—	8,814	56,896
Marketing, general and administrative	789	698	3,547	42,749
Total expenses	313,558	267,609	38,602	431,344
Income (loss) from continuing operations before equity in net income from unconsolidated joint venture, gain on sale, noncontrolling interest and discontinued operations	35,989	38,748	(12,184)	(81,216)
Equity in net income from unconsolidated joint venture	838	1,249	8	3,681
Gain on early extinguishment of debt	16,569	—	—	—
Income (loss) from continuing operations before gains on sale, noncontrolling interest and discontinued operations	53,396	39,997	(12,176)	(77,535)
Gain on sale of real estate	—	—	—	63,640
Income (loss) from continuing operations	53,396	39,997	(12,176)	(13,895)
Income from discontinued operations	1,952	2,457	3,018	59,450
Gain (loss) on sale of real estate from discontinued operations	(534)	—	—	10,961
Net income	54,814	42,454	(9,158)	56,516
Net income attributable to noncontrolling interests	(16,687)	(9,864)	(2,173)	(13,690)
Net income (loss) attributable to ROP common unitholders	$38,127	$32,590	$(11,331)	$42,826
Net income attributable to:
Common unitholders	$38,127	$32,590	$(11,331)	$42,344
Class C common unitholders	—	—	—	482
Total	$38,127	$32,590	$(11,331)	$42,826

Net income per weighted average common units:
Basic net income per common unit				$0.50

Class C common unit:
Basic net income per Class C common unit				$1.42

Weighted average common units outstanding:
Common units				84,870
Class C common units				340

The accompanying notes are an integral part of these financial statements.

Reckson Operating Partnership, L.P.

Consolidated Statements of Capital

(Amounts in thousands)

	General Partners’ Capital		Limited Partners’ Capital		Accumulated
	Preferred Capital	Class A Common units	Class A Common units	Class C Common units	Other Comprehensive Income	Noncontrolling Interests	Total Capital	Comprehensive Income
Balance at December 31, 2005	$1,200	$1,306,236	$24,555	$7,290	1,819	$219,358	$1,560,458	$203,122
Cumulative effect adjustment		2,912					2,912	—
Balance at December 31, 2005 - restated	1,200	1,309,148	24,555	7,290	1,819	219,358	1,563,370	$203 122
Net income	—	41,439	905	482	—	13,690	56,516	$56,516
Net realized gains on derivative instruments	—	—	—	—	507		507	507
Reclassification of net realized gain on derivative instruments into earnings					(521)		(521)	(521)
Reckson’s share of joint venture’s net realized gains on derivative instruments	—	—	—	—	11		11	11
Contributions	—	29,094	—	—	—	1,878	30,972	—
Distributions	—	(143,339)	(2,439)	(550)	—	(17,272)	(163,600)	—
Retirement / redemption of units	—	5,906	(6,508)	(7,222)	—		(7,824)	—
Fair value adjustment	—	—	—	—	—	42,083	42,083	—
Balance at December 31, 2006	1,200	1,242,248	16,513	—	1,816	259,737	1,521,514	$56,513
Net loss		(11,040)	(291)			2,173	(9,158)	$(9,158)
Contributions						200	200
Distributions		(1,489,422)				(3,119)	(1,492,541)
Fair Value adjustment due to merger	(1,200)	2,016,668	(16,222)	—	(1,816)	266,594	2,264,024	(1,816)
Balance at January 25, 2007	—	1,758,454	—	—	—	525,585	2,284,039	(10,974)
Contributions		2,491,090					2,491,090
Distributions		(2,266,862)				(8,918)	(2,275,780)
Net income		32,590				9,864	42,454	42,454
Balance at December 31, 2007	—	2,015,272	—	—	—	526,531	2,541,803	$31,480
Contributions		436,561					436,561
Distributions		(432,848)				(40,741)	(473,589)
Net income	—	38,127				16,687	54,814	$54,814
Balance at December 31, 2008	$—	$2,057,112	$—	$—	$—	$502,477	$2,559,589	$54,814

The accompanying notes are an integral part of these financial statements.

Reckson Operating Partnership, L.P.

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Year Ended December 31,	Period January 26 to December 31,	Period January 1 to January 25,	Year Ended December 31,
	2008	2007	2007	2006
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Operating Activities
Net income	$54,814	$42,454	$(9,158)	$56,516
Adjustment to reconcile net income loss to net cash provided by operating activities:
Depreciation and amortization	91,549	73,626	8,835	135,381
Gain (loss) on sale of real estate	534	—	—	(64,063)
Equity in net income from unconsolidated joint venture	(838)	(1,249)	(8)	(3,681)
Distributions of cumulative earnings from unconsolidated joint venture	838	1,249	8	—
Sale of option to acquire joint venture interest	—	—	—	(9,016)
Gain on early extinguishment of debt	(16,569)	—	—	—
Loan loss reserves	10,550	—	—	—
Deferred rents receivable	(13,687)	(17,682)	(695)	(16,266)
Other non-cash adjustments	(14,124)	4,427	228	2,649
Changes in operating assets and liabilities:
Restricted cash — operations	1,105	3,989	7,544	(16,211)
Tenant and other receivables	(5,105)	4,732	746	6,585
Deferred lease costs	(12,012)	(4,308)	—	(23,678)
Other assets	(2,615)	28,750	(27,408)	24,144
Accounts payable, accrued expenses and other liabilities	(11,744)	(87,819)	(15,060)	14,892
Net cash provided by (used in) operating activities	82,696	48,169	(34,968)	107,252
Investing Activities
Additions to land, buildings and improvements	(21,599)	(17,250)	(19,631)	(138,957)
Restricted cash-capital improvements	79	—	—	—
Distributions in excess of cumulative earnings from unconsolidated joint ventures	5,086	4,144	5,141	4,903
Proceeds from disposition of real estate/ partial interest in property	47,725	—	—	250,748
Proceeds from the Asset Sale	—	—	1,978,764	—
Structured finance and other investments net of repayments/participations	17,475	41,725	—	(24,612)
Net cash provided by investing activities	48,766	28,619	1,964,274	92,082
Financing Activities
Repayments of mortgage notes payable	(3,634)	(16,066)	(170,867)	(122,768)
Proceeds from revolving credit facility, term loans and unsecured notes	—	—	12,000	768,819
Repayments of revolving credit facility, term loans and unsecured notes	(84,148)	(200,000)	(281,000)	(646,000)
Contributions from common unitholders	363,484	325,487	—	2,677
Noncontrolling interests in other partnerships - distributions	(40,741)	(8,918)	(3,119)	(17,272)
Noncontrolling interests in other partnerships - contributions	—	—	—	1,878
Other financing activities	—	—	—	(1,253)
Distributions to common unitholders	(359,772)	(172,079)	(1,526,261)	(146,218)
Net cash provided by (used in) financing activities	(124,811)	(71,576)	(1,969,247)	(160,137)
Net increase (decrease) in cash and cash equivalents	6,651	5,212	(39,941)	39,197
Cash and cash equivalents at beginning of period	16,463	11,251	51,192	11,995
Cash and cash equivalents at end of period	$23,114	$16,463	$11,251	$51,192

Supplemental Cash Flow Disclosure
Interest paid	$68,828	$87,016	$—	$111,156

The accompanying notes are an integral part of these financial statements.

Reckson Operating Partnership, L.P.

Notes to Consolidated Financial Statements

December 31, 2008

1.  Organization and Basis of Presentation

Reckson Operating Partnership, L.P., or ROP, commenced operations on June 2, 1995.  Reckson Associates Realty Corp., or RARC, served as the sole general partner until November 15, 2007, at which time RARC withdrew, and Wyoming Acquisition GP LLC, or WAGP, succeeded it, as the sole general partner of ROP.  WAGP is a wholly-owned subsidiary of SL Green Operating Partnership, or the operating partnership.  The sole limited partner of ROP is the operating partnership.

ROP is engaged in the ownership, management, operation and development of commercial real estate properties, principally office properties and also owns land for future development located in New York City, Westchester and Connecticut, which collectively is also known as the New York Metro Area.  At December 31, 2008, our inventory of development parcels aggregated approximately 81 acres of land in four separate parcels on which we can, based on estimates at December 31, 2008, develop approximately 1.1 million square feet of office space and in which we had invested approximately $64.8 million.  In addition, ROP also held approximately $90.8 million of structured finance investments.

SL Green Realty Corp., or SL Green, and the operating partnership were formed in June 1997.  SL Green has qualified, and expects to qualify in the current fiscal year as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code, and operates as a self-administered, self-managed REIT.  A REIT is a legal entity that holds real estate interests and, through payments of dividends to stockholders, is permitted to reduce or avoid the payment of Federal income taxes at the corporate level.  Unless the context requires otherwise, all references to “we,” “our” and “us” means ROP and all entities owned or controlled by ROP.

On January 25, 2007, SL Green completed the acquisition of all of the outstanding shares of common stock of RARC pursuant to the terms of the Agreement and Plan of Merger, dated as of August 3, 2006, as amended, the Merger Agreement, among SL Green, Wyoming Acquisition Corp., or Wyoming, Wyoming Acquisition GP LLC, Wyoming Acquisition Partnership LP, RARC and ROP. Pursuant to the terms of the Merger Agreement, each of the issued and outstanding shares of common stock of RARC was converted into (i) $31.68 in cash, (ii) 0.10387 of a share of the common stock, par value $0.01 per share, of SL Green and (iii) a pro-rated dividend in an amount equal to approximately $0.0977 in cash. SL Green also assumed an aggregate of approximately $226.3 million of ROP mortgage debt, approximately $287.5 million of ROP convertible public debt and approximately $967.8 million of ROP public unsecured notes.  This transaction is referred to herein as the Merger.

On January 25, 2007, SL Green completed the sale, or Asset Sale, of certain assets of ROP to an investment group led by certain of RARC’s former executive management, or the Buyer, for a total consideration of approximately $2.0 billion. SL Green caused ROP to transfer the following assets to the Buyer in the Asset Sale: (1) certain real property assets and/or entities owning such real property assets, in either case, of ROP and 100% of certain loans secured by real property, all of which are located in Long Island, New York; (2) certain real property assets and/or entities owning such real property assets, in either case, of ROP located in White Plains and Harrison, New York; (3) all of the real property assets and/or entities owning 100% of the interests in such real property assets, in either case, of ROP located in New Jersey; (4) the entity owning a 25% interest in Reckson Australia Operating Company LLC, RARC’s former Australian management company (including its former Australian licensed responsible entity), and other related entities, and ROP and ROP subsidiaries’ rights to and interests in, all related contracts and assets, including, without limitation, property management and leasing, construction services and asset management contracts and services contracts; (5) the direct or indirect interest of RARC in Reckson Asset Partners, LLC, an affiliate of Reckson Strategic Venture Partners, LLC, or RSVP, and all of ROP’s rights in and to certain loans made by ROP to Frontline Capital Group, the bankrupt parent of RSVP, and other related entities, which will be purchased by a 50/50 joint venture with an affiliate of SL Green; (6) a 50% participation interest in certain loans made by a subsidiary of ROP that are secured by four real property assets located in Long Island, New York; and (7) 100% of certain loans secured by real property located in White Plains and New Rochelle, New York.

As a result of the substantial change in ownership from the Merger, SL Green has recorded the Merger in accordance with the provisions of “Push-Down Accounting.”  The application of “push-down accounting” resulting in the adjustment of the carrying values of the assets and liabilities of ROP to fair value in the same manner as ROP’s assets and liabilities were recorded by SL Green subsequent to the Merger.  The net impact of such adjustments was approximately $3.0 billion, related primarily to increases to the carrying value of real estate assets and lease related intangibles.

Reckson Operating Partnership, L.P.

Notes to Consolidated Financial Statements

December 31, 2008

As of December 31, 2008, we owned the following interests in commercial office properties in the New York Metro area, primarily in midtown Manhattan, a borough of New York City, or Manhattan.  Our investments in the New York Metro area also include investments in Queens, Westchester County and Connecticut, which are collectively known as the Suburban assets:

				Weighted
		Number of		Average
Location	Ownership	Properties	Square Feet	Occupancy (1)
Manhattan	Consolidated properties	4	3,770,000	96.2%

Suburban	Consolidated properties	17	2,678,900	88.4%
	Unconsolidated properties	1	1,402,000	100.0%
		22	7,850,900

(1)                        The weighted average occupancy represents the total leased square feet divided by total available rentable square feet.

2.  Significant Accounting Policies

In June 2009, the Financial Accounting Standards Board, or FASB, issued guidance regarding the Accounting Codification and the Hierarchy of Generally Accepted Accounting Principles. This guidance establishes the FASB Accounting Standards Codification, or the Codification, as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP, and states that all guidance contained in the Codification carries equal level of authority.  Rules and interpretive releases of the Securities and Exchange Commissions, or SEC, under federal securities laws are also sources of authoritative GAAP for SEC registrants.  The Codification does not change GAAP, however it does change the way in which it is to be researched and referenced.  This guidance is effective for financial statements issued for interim and annual periods ending September 15, 2009. We have implemented the Codification in this report.

Principles of Consolidation

The accompanying consolidated financial statements include the consolidated financial position of ROP and the Service Companies (as defined below) at December 31, 2008 and 2007 (Successor), the consolidated results of their operations for the year ended December 31, 2008 and the periods January 26, 2007 to December 31, 2007 (Successor), January 1, 2007 to January 25, 2007 (Predecessor) and the year ended December 31, 2006 (Predecessor) and their cash flows for the year ended December 31, 2008 and the periods January 26, 2007 to December 31, 2007 (Successor), January 1, 2007 to January 25, 2007 (Predecessor) and for the year ended December 31, 2006 (Predecessor).  ROP’s investments in majority-owned and controlled real estate joint ventures are reflected in the accompanying financial statements on a consolidated basis with a reduction for the noncontrolling partners’ interests.  ROP’s investments in real estate joint ventures, where it owns less than a controlling interest, are reflected in the accompanying financial statements on the equity method of accounting.  The Service Companies, which provide management, development and construction services to ROP and to third parties, include Reckson Management Group, Inc., RANY Management Group, Inc., Reckson Construction & Development LLC and Reckson Construction Group New York, Inc. (collectively, the “Service Companies”).  All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

The consolidated financial statements include our accounts and those of our subsidiaries, which are wholly-owned or controlled by us or entities which are variable interest entities, or VIEs in which we are the primary beneficiary.  See Note 6 and Note 7.  Entities which we do not control and entities which are VIEs, but where we are not the primary beneficiary are accounted for under the equity method.  We consolidate variable interest entities in which we are determined to be the primary beneficiary.  The interest that we do not own is included in “Noncontrolling Interests in Other Partnerships” on the balance sheet.  All significant intercompany balances and transactions have been eliminated.

The general partner in a limited partnership is presumed to control that limited partnership. The presumption may be overcome if the limited partners have either (1) the substantive ability to dissolve the limited partnership or otherwise remove the general partner without cause or (2) substantive participating rights, which provide the limited partners with the ability to effectively participate in significant decisions that would be expected to be made in the ordinary course of the limited partnership’s business and thereby preclude the general partner from exercising unilateral control over the partnership.

Reckson Operating Partnership, L.P.

Notes to Consolidated Financial Statements

December 31, 2008

The financial position as of December 31, 2006 (Predecessor) and the results of operations for the period from January 1, 2007 to January 25, 2007 (Predecessor) and the year ended December 31, 2006 (Predecessor), have been recorded based on the historical values of the assets and liabilities of ROP prior to the Merger.  The financial position as of December 31, 2008 and 2007 (Successor) and the results of operations for the year ended December 31, 2008 and the period from January 26, 2007 to December 31, 2007 (Successor) have been recorded based on the fair values assigned to the assets and liabilities of ROP in connection with the Merger.  As such, the information presented may not be comparable.

Investment in Commercial Real Estate Properties

Rental properties are stated at cost less accumulated depreciation and amortization.  Costs directly related to the acquisition and redevelopment of rental properties are capitalized.  Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives.

A property to be disposed of is reported at the lower of its carrying amount or its estimated fair value, less its cost to sell.  Once an asset is held for sale, depreciation expense and straight-line rent adjustments are no longer recorded and the historic results are reclassified as discontinued operations. See Note 4.

Properties are depreciated using the straight-line method over the estimated useful lives of the assets.  The estimated useful lives are as follows:

Category	Term
Building (fee ownership)	40 years
Building improvements	shorter of remaining life of the building or useful life
Building (leasehold interest)	lesser of 40 years or remaining term of the lease
Furniture and fixtures	four to seven years
Tenant improvements	shorter of remaining term of the lease or useful life

Depreciation expense amounted to approximately, $89.5 million, $78.9 million, including approximately $5.3 million related to the period January 1, 2007 to January 25, 2007, and $58.9 million for the years ended December 31, 2008, 2007 and 2006, respectively.

On a periodic basis, we assess whether there are any indicators that the value of our real estate properties may be impaired or that its carrying value may not be recoverable.  A property’s value is considered impaired if management’s estimate of the aggregate future cash flows (undiscounted and without interest charges for consolidated properties and discounted for unconsolidated properties) to be generated by the property are less than the carrying value of the property.  To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the property over the fair value of the property.  We do not believe that the value of any of our rental properties was impaired at December 31, 2008 and 2007.

A variety of costs are incurred in the acquisition, development and leasing of our properties. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment.  The costs of land and building under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. We consider a construction project as substantially completed and held available for occupancy upon the completion of tenant improvements, but no later than one year from cessation of major construction activity. We cease capitalization on the portions substantially completed and occupied or held available for occupancy, and capitalize only those costs associated with the portions under construction.

Reckson Operating Partnership, L.P.

Notes to Consolidated Financial Statements

December 31, 2008

Results of operations of properties acquired are included in the Statement of Operations from the date of acquisition.

We allocate the purchase price of real estate to land and building and, if determined to be material, intangibles, such as the value of above-, below- and at-market leases and origination costs associated with the in-place leases.  We depreciate the amount allocated to building and other intangible assets over their estimated useful lives, which generally range from three to 40 years and from one to 40 years, respectively.  The values of the above- and below-market leases are amortized and recorded as either an increase (in the case of below-market leases) or a decrease (in the case of above-market leases) to rental income over the remaining term of the associated lease, which range from one to 14 years.  The value associated with in-place leases and tenant relationships are amortized over the expected term of the relationship, which includes an estimated probability of the lease renewal, and its estimated term, which range from one to 14 years.  If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related intangible will be written off.  The tenant improvements and origination costs are amortized as an expense over the remaining life of the lease (or charged against earnings if the lease is terminated prior to its contractual expiration date).  We assess fair value of the leases based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information.  Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property.

As a result of acquisitions made, we recognized an increase of approximately $18.3 million, $1.5 million, including none related to the period January 1, 2007 to January 25, 2007, and $4.3 million in rental revenue for the years ended December 31, 2008, 2007 and 2006, respectively, for the amortization of aggregate below-market rents in excess of above-market leases and a reduction in lease origination costs, resulting from the reallocation of the purchase price of the applicable properties.  We recognized a reduction in interest expense for the amortization of above-market rate mortgages of approximately $6.9 million, $6.1 million, including none related to the period January 1, 2007 to January 25, 2007, and none for the years ended December 31, 2008, 2007 and 2006, respectively.

The following summarizes our identified intangible assets (acquired above-market leases and in-place leases) and intangible liabilities (acquired below-market leases) as of December 31, 2008 and 2007.  Amounts in thousands:

	December 31, 2008	December 31, 2007
Identified intangible assets (included in other assets):
Gross amount	$167,078	$167,078
Accumulated amortization	(35,343)	(2,280)
Net	$131,735	$164,798

Identified intangible liabilities (included in deferred revenue):
Gross amount	$373,950	$373,950
Accumulated amortization	(57,380)	(3,988)
Net	$316,570	$369,962

The estimated annual amortization of acquired below-market leases, net of acquired above-market leases, for each of the five succeeding years is as follows (in thousands):

2009	$14,653
2010	15,612
2011	15,954
2012	14,638
2013	12,681

Reckson Operating Partnership, L.P.

Notes to Consolidated Financial Statements

December 31, 2008

The estimated annual amortization of all other identifiable assets (a component of depreciation and amortization expense) including acquired in-place leases for each of the five succeeding years is as follows (in thousands):

2009	$6,599
2010	5,637
2011	4,532
2012	3,933
2013	3,349

Investment in Unconsolidated Joint Ventures

We account for our investment in the unconsolidated joint venture under the equity method of accounting as we exercise significant influence, but do not control the entity and are not considered to be the primary beneficiary.  We consolidate those joint ventures where we are considered to be the primary beneficiary, even though we do not control the entity.  In all the joint ventures, the rights of the noncontrolling investor are both protective as well as participating. Unless the joint venture is determined to be a VIE and we are the primary beneficiary, these rights preclude us from consolidating these investments.  These investments are recorded initially at cost, as investments in unconsolidated joint ventures, and subsequently adjusted for equity in net income (loss) and cash contributions and distributions.  Any difference between the carrying amount of these investments on our balance sheet and the underlying equity in net assets is amortized as an adjustment to equity in net income (loss) of unconsolidated joint ventures over the lesser of the joint venture term or 10 years.  Equity income (loss) from unconsolidated joint ventures is allocated based on our ownership interest in each joint venture. When a capital event (as defined in each joint venture agreement) such as a refinancing occurs, if return thresholds are met, future equity income will be allocated at our increased economic percentage. We recognize incentive income from unconsolidated real estate joint ventures as income to the extent it is earned and not subject to a clawback feature.  Distributions we receive from unconsolidated real estate joint ventures in excess of our basis in the investment are recorded as offsets to our investment balance if we remain liable for future obligations of the joint venture or may otherwise be committed to provide future additional financial support.  None of the joint venture debt is recourse to us.  See Note 6.

Finite Life Joint Venture Agreements

One of our consolidated joint ventures in 2008 and 2007 is subject to a finite life joint venture agreement. We have estimated the settlement value of these non-controlling interests at December 31, 2008 and 2007 to be approximately $70.7 million and $94.2 million, respectively. The carrying value of this non-controlling interest, which is included in noncontrolling interests in other partnerships on our consolidated balance sheets, was approximately $76.5 million and $76.1 million at December 31, 2008 and 2007, respectively.

Cash and Cash Equivalents

We consider all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

Restricted Cash

Restricted cash primarily consists of security deposits held on behalf of our tenants as well as capital improvement and real estate tax escrows required under certain loan agreements.

Deferred Lease Costs

Deferred lease costs consist of fees and direct costs incurred to initiate and renew operating leases and are amortized on a straight-line basis over the related lease term.

Revenue Recognition

Rental revenue is recognized on a straight-line basis over the term of the lease.  The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in deferred rents receivable on the accompanying balance sheets.  We establish, on a current basis, an allowance for future potential tenant credit losses, which may occur against this account.  The balance reflected on the balance sheet is net of such allowance.

Reckson Operating Partnership, L.P.

Notes to Consolidated Financial Statements

December 31, 2008

In addition to base rent, our tenants also generally will pay their pro rata share of increases in real estate taxes and operating expenses for the building over a base year.  In some leases, in lieu of paying additional rent based upon increases in building operating expenses, the tenant will pay additional rent based upon increases in the wage rate paid to porters over the porters’ wage rate in effect during a base year or increases in the consumer price index over the index value in effect during a base year.  In addition, many of our leases contain fixed percentage increases over the base rent to cover escalations.

Electricity is most often supplied by the landlord either on a sub-metered basis, or rent inclusion basis (i.e., a fixed fee is included in the rent for electricity, which amount may increase based upon increases in electricity rates or increases in electrical usage by the tenant).  Base building services other than electricity (such as heat, air conditioning and freight elevator service during business hours, and base building cleaning) typically are provided at no additional cost, with the tenant paying additional rent only for services which exceed base building services or for services which are provided outside normal business hours.

These escalations are based on actual expenses incurred in the prior calendar year.  If the expenses in the current year are different from those in the prior year, then during the current year, the escalations will be adjusted to reflect the actual expenses for the current year.

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our tenants to make required rent payments.  If the financial condition of a specific tenant were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

We record a gain on sale of real estate when title is conveyed to the buyer, subject to the buyer’s financial commitment being sufficient to provide economic substance to the sale and we have no substantial economic involvement with the buyer.

Interest income on structured finance investments is recognized over the life of the investment using the effective interest method and recognized on the accrual basis.  Fees received in connection with loan commitments are deferred until the loan is funded and are then recognized over the term of the loan as an adjustment to yield.  Anticipated exit fees, whose collection is expected, are also recognized over the term of the loan as an adjustment to yield.  Fees on commitments that expire unused are recognized at expiration.

Income recognition is generally suspended for structured finance investments at the earlier of the date at which payments become 90 days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful.  Income recognition is resumed when the loan becomes contractually current and performance is demonstrated to be resumed.

Asset management fees are recognized on a straight-line basis over the term of the asset management agreement.

Reserve for Possible Credit Losses

The expense for possible credit losses in connection with structured finance investments is the charge to earnings to increase the allowance for possible credit losses to the level that we estimate to be adequate considering delinquencies, loss experience and collateral quality.  Other factors considered relate to geographic trends and product diversification, the size of the portfolio and current economic conditions.  Based upon these factors, we establish the provision for possible credit losses by category of asset.  When it is probable that we will be unable to collect all amounts contractually due, the account is considered impaired.

Where impairment is indicated, a valuation allowance is measured based upon the excess of the recorded investment amount over the net fair value of the collateral, as reduced by selling costs.  Any deficiency between the carrying amount of an asset and the net sales price of repossessed collateral is charged to expense.  In 2008, we recorded a loan loss reserve of approximately $10.6 million.  No reserve for impairment was required at December 31, 2007.

Rent Expense

Rent expense is recognized on a straight-line basis over the initial term of the lease.  The excess of the rent expense recognized over the amounts contractually due pursuant to the underlying lease is included in the deferred land lease payable in the accompanying balance sheets.

Income Taxes

No provision has been made for income taxes in the accompanying consolidated financial statements since such taxes, if any, are the responsibility of the individual partners.

Reckson Operating Partnership, L.P.

Notes to Consolidated Financial Statements

December 31, 2008

Earnings Per Unit

Earnings per unit was not computed in 2008 or 2007 as there were no outstanding common units at December 31, 2008 or 2007.  Basic earnings per unit, or EPU, excludes dilution and is computed by dividing net income available to common unitholders by the weighted average number of common units outstanding during the period.  Basic EPU was $0.53 for the year ended December 31, 2006.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash investments, structured finance investments and accounts receivable.  We place our cash investments in excess of insured amounts with high quality financial institutions.  The collateral securing our structured finance investments is primarily located in the Greater New York Area. See Note 4. We perform ongoing credit evaluations of our tenants and require certain tenants to provide security deposits or letters of credit.  Though these security deposits and letters of credit are insufficient to meet the total value of a tenant’s lease obligation, they are a measure of good faith and a source of funds to offset the economic costs associated with lost rent and the costs associated with re-tenanting the space.  Although the properties in our real estate portfolio are primarily located in Manhattan, we also have Suburban properties located in Westchester County, Connecticut and Long Island City.  The tenants located in our buildings operate in various industries.  Other than two tenants who contributed approximately 6.9% and 6.5% of our annualized rent, no other tenant in the portfolio contributed more than 4.4% of our annualized rent, including our share of joint venture annualized rent, at December 31, 2008.  Approximately 15%, 16%, 26% and 12% of our annualized rent, including our share of joint venture annualized revenue, was attributable to 810 Seventh Avenue, 919 Third Avenue, 1185 Avenue of the Americas and 1350 Avenue of the Americas, respectively, for the quarter ended December 31, 2008.  One borrower accounted for more than 10.0% of the revenue earned on structured finance investments during the year ended December 31, 2008.

Reclassification

Certain prior year balances have been reclassified to conform with the current year presentation primarily in order to eliminate discontinued operations from income from continuing operations as well as apply the revised interpretation of accounting for convertible debt investments (see below) and the presentation of noncontrolling interests.

Accounting Standards Updates

In September 2006, the FASB provided guidance for using fair value to measure assets and liabilities. This guidance clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. This guidance establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. This guidance applies whenever other standards require assets or liabilities to be measured at fair value. This statement is effective in fiscal years beginning after November 15, 2007. The adoption of this standard on January 1, 2008 did not have a material effect on our consolidated financial statements.  In February 2008, the FASB delayed the effective date of this guidance for non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008.

In February 2007, the FASB issued guidance which allows entities to voluntarily choose, at specified election dates, to measure many financial assets (as well as certain nonfinancial instruments that are similar to financial instruments) at fair value (the “fair value option”). The election is made on an instrument-by-instrument basis and is irrevocable. If the fair value option is elected for an instrument, the statement specifies that all subsequent changes in fair value for that instrument shall be reported in earnings (or another performance indicator for entities such as not-for profit organizations that do not report earnings). Upon initial adoption, entities are provided with a one-time chance to elect the fair value option for existing eligible items. This guidance is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  We did not make the election to measure financial assets at fair value and therefore, adoption of this standard did not have an effect on our consolidated financial statements.

In December 2007, the FASB amended the accounting for acquisitions specifically eliminating the step acquisition model, changing the recognition of contingent consideration from being recognized when it is probable to being recognized at the time of acquisition, disallowing the capitalization of transaction costs and delays when restructurings related to acquisitions can be recognized. The standard is effective for fiscal years beginning after December 15, 2008 and will only impact the accounting for acquisitions we make after our adoption of this standard. The adoption of this standard on January 1, 2009 did not have a material impact on our historical financial statements.

Reckson Operating Partnership, L.P.

Notes to Consolidated Financial Statements

December 31, 2008

In March 2008, the FASB issued guidance which requires entities to provide greater transparency about (a) how and why and entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted, and (c) how derivative instruments and related hedged items affect an entity’s financial position, results of operations, and cash flows.  This guidance was effective on January 1, 2009.  The adoption of this guidance did not have a material impact on our consolidated financial statements.

The FASB provided guidance to addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share, or EPS, under the two-class method.  We adopted this guidance on January 1, 2009. It did not have a material effect on our consolidated financial statements.

3.  Property Dispositions

On January 25, 2007, we sold the interests in various properties as part of the Asset Sale for approximately $2.0 billion, excluding closing costs.  Due to the application of “push-down accounting,” no gain on sale was recognized.  Simultaneous with the Merger, the properties located at 120 West 45th Street, NY, and Landmark Square 1-6, Connecticut, were distributed by ROP to the operating partnership.

In October 2008, we along with our joint venture partner sold the properties located at 100/120 White Plains Road, Westchester, for $48.0 million, which approximated our book basis in these properties.

At December 31, 2008, discontinued operations included the results of operations of real estate assets sold prior to that date.  This included the assets sold as part of the Asset Sale as well as 100/120 White Plains Road.

Reckson Operating Partnership, L.P.

Notes to Consolidated Financial Statements

December 31, 2008

The following table summarizes income from discontinued operations (net of noncontrolling interest) and the related realized gain on sale of discontinued operations (net of noncontrolling interest) for the year ended December 31, 2008, the period January 26, 2007 to December 31, 2007 (Successor), the period January 1, 2007 to January 25, 2007 (Predecessor) and the year ended December 31, 2006 (Predecessor) (in thousands).  No assets were considered as held for sale during the Successor period.

	Year Ended December 31,	Period January 26 to December 31	Period January 1 to January 25,	Year Ended December 31,
	2008	2007	2007	2006
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Revenues
Rental revenue	$4,677	$5,406	$14,707	$217,280
Escalation and reimbursement revenues	540	500	315	26,424
Investment and other income	321	82	—	3,044
Total revenues	5,538	5,988	15,022	246,748
Operating expenses	1,515	1,444	3,882	63,318
Real estate taxes	1,019	1,153	2,743	41,833
Ground rent	—	—	134	2,238
Interest	—	—	465	10,528
Marketing, general and administrative	—	—	1,150	9,844
Depreciation and amortization	1,052	934	3,630	59,537
Total expenses	3,586	3,531	12,004	187,298

Income from discontinued operations	$1,952	$2,457	$3,018	$59,450

4.  Structured Finance Investments

As of December 31, 2008 and 2007 (Successor), we held the following structured finance investments, with an aggregate weighted average current yield of approximately 9.0% (in thousands):

Loan Type	Gross Investment	Senior Financing	2008 Principal Outstanding	2007 Principal Outstanding	Initial Maturity Date
Mezzanine Loan (1) (2)	$55,250	$225,000	$62,164	$59,991	December 2020
Mezzanine Loan (1) (2)(3)(5)(6)	25,000	314,830	27,742	27,742	November 2009
Other Loan (1)	1,000	—	1,000	1,000	January 2010
Other Loan (1)	500	—	500	500	December 2009
Participation (1) (4) (5) (6)	14,189	—	9,938	9,938	April 2008
Loan loss reserves (5)	—	—	(10,550)	—
	$95,939	$539,830	$90,794	$99,171

(1)	This is a fixed rate loan.
(2)	The difference between the pay and accrual rates is included as an addition to the principal balance outstanding.
(3)	As of December 31, 2007, this loan was in default. We are pursuing our remedies and expect to recover the full value of our investment.
(4)	This loan is in default. We have begun foreclosure proceedings. Our partner holds a $12.2 million pari-pasu interest in this loan.
(5)

This represents specifically allocated loan loss reserves recorded during the year ended December 31, 2008. Our reserves reflect management’s judgment of the probability and severity of losses. We cannot be certain that our judgment will prove to be correct and that reserves will be adequate over time to protect against potential future losses.

(6)	This loan is on non-accrual status.

At December 31, 2008 and 2007 all loans, other than as noted above, were performing in accordance with the terms of the loan agreements.

5.  Investment in Unconsolidated Joint Ventures

In May 2005, we acquired a 1.4 million square foot, 50-story, Class A office tower located at One Court Square, Long Island City, NY, for approximately $471.0 million, inclusive of transfer taxes and transactional costs.  One Court Square is 100% leased to the seller, Citibank N.A., under a 15-year net lease.  The lease contains partial cancellation options effective during 2011 and 2012 for up to 20% of the leased space and in 2014 and 2015 for up to an additional 20% of the originally leased space, subject to notice and the

Reckson Operating Partnership, L.P.

Notes to Consolidated Financial Statements

December 31, 2008

payment of early termination penalties. On November 30, 2005, we sold a 70% joint venture interest in One Court Square to certain institutional funds advised by JPMorgan Investment Management, or the JPM Investors, for approximately $329.7 million, including the assumption of $220.5 million of the property’s mortgage debt.   The operating agreement of the Court Square JV requires approvals from members on certain decisions including annual budgets, sale of the property, refinancing of the property’s mortgage debt and material renovations to the property. In addition, after September 20, 2009 the members each have the right to recommend the sale of the property, subject to the terms of the mortgage debt, and to dissolve the Court Square JV. We have concluded that the Court Square JV is not a VIE.  We account for the Court Square JV under the equity method of accounting. We have also concluded that the JPM Investors have substantive participating rights in the ordinary course of the Court Square JV’s business.

6.  Mortgage Notes Payable

The first mortgage notes payable collateralized by the respective properties and assignment of leases at December 31, 2008 and 2007, respectively, were as follows (in thousands):

Property	Interest Rate P (1)P	Maturity Date	December 31, 2008	December 31, 2007
919 Third Avenue New York, NY P4(2)P	6.87%	7/2011	$228,046	$231,680

(1)	Effective interest rate for the three months ended December 31, 2008.
(2)	We own a 51% controlling interest in the joint venture that is the borrower on this loan. This loan is non-recourse to us. We consolidate this joint venture.

In May 2007, we repaid at maturity, the $12.3 million mortgage that had encumbered 100 Summit Road, Westchester.

At December 31, 2008, the gross book value of the property collateralizing the mortgage note was approximately $1.3 billion.

For the year ended December 31, 2008 and the periods January 26, 2007 to December 31, 2007 (Successor) and January 1, 2007 to January 25, 2007 (Predecessor), and the year ended December 31, 2006 (Predecessor), we incurred approximately $69.4 million, $65.4 million, $6.9 million and $102.8 million of interest expense, inclusive of amortization of deferred financing costs, respectively, excluding interest which was capitalized of approximately $0.3 million, $5.1 million, none and $11.0 million, respectively.

At December 31, 2008, our unconsolidated joint venture had total indebtedness of approximately $315.0 million with a fixed interest rate of approximately 4.91%.  The mortgage matures in June 2015.  Our aggregate pro-rata share of the unconsolidated joint venture debt was approximately $94.5 million.

7.  Corporate Indebtedness

Unsecured Revolving Credit Facility

As of December 31, 2006, we maintained a $500 million unsecured revolving credit facility, or the Credit Facility.  The Credit Facility was scheduled to mature in August 2008. Borrowings under the Credit Facility accrued interest at a rate of LIBOR plus 80 basis points and the Credit Facility carried a facility fee of 20 basis points per annum.  At December 31, 2006, the outstanding borrowings under the Credit Facility aggregated $269.0 million, and carried a weighted average interest rate of 6.14% per annum.

During January 2007, we incurred a net increase of $12.0 million in borrowings under the Credit Facility primarily for costs incurred or to be incurred pursuant to the Merger.  Upon the closing of the Merger on January 25, 2007, the aggregate balance of $281.0 million outstanding under the Credit Facility, together with accrued and unpaid interest, was repaid and the Credit Facility was terminated.

Reckson Operating Partnership, L.P.

Notes to Consolidated Financial Statements

December 31, 2008

Senior Unsecured Notes

The following table sets forth our senior unsecured notes, net of discount, and other related disclosures by scheduled maturity date as of December 31, 2008 (in thousands):

Issuance	Face Amount	Coupon Rate(2)	Term (in Years)	Maturity
March 26, 1999 (3)	$200,000	7.75%	10	March 15, 2009
January 22, 2004	150,000	5.15%	7	January 15, 2011
August 13, 2004	150,000	5.875%	10	August 15, 2014
March 31, 2006	274,693	6.00%	10	March 31, 2016
June 27, 2005 (1)	179,622	4.00%	20	June 15, 2025
	$954,315

(1)

Exchangeable senior debentures which are callable after June 17, 2010 at 100% of par. In addition, the debentures can be put to us, at the option of the holder at par plus accrued and unpaid interest, on June 15, 2010, 2015 and 2020 and upon the occurrence of certain change of control transactions. As a result of the Merger, the adjusted exchange rate for the debentures is 7.7461 shares of SL Green common stock per $1,000 of principal amount of debentures and the adjusted reference dividend for the debentures is $1.3491. During the year ended December 31, 2008, we repurchased approximately $102.4 million of these bonds and realized net gains on early extinguishment of debt of approximately $16.6 million.

(2)	Interest on the senior unsecured notes is payable semi-annually with principal and unpaid interest due on the scheduled maturity dates.

(3)	We repaid these senior unsecured notes at par on March 16, 2009.

On April 27, 2007, the $50.0 million 6.0% unsecured notes scheduled to mature in June 2007 and the $150.0 million, 7.20% unsecured notes scheduled to mature in August 2007, assumed as part of the Merger, were redeemed.

Restrictive Covenants

The terms of the senior unsecured notes include certain restrictions and covenants which limit, among other things, the incurrence of additional indebtedness and liens, and which require compliance with financial ratios relating to the minimum amount of debt service coverage, the maximum amount of consolidated unsecured and secured indebtedness and the minimum amount of unencumbered assets.  As of December 31, 2008 and 2007, we were in compliance with all such covenants.

Principal Maturities

Combined aggregate principal maturities of mortgages and notes payable, senior unsecured notes (net of discount) and our share of joint venture debt as of December 31, 2008, including extension options, were as follows (in thousands):

	Scheduled Amortization	Principal Repayments	Unsecured Notes	Total	Joint Venture Debt
2009	$3,942	$—	$200,000	$203,942	—
2010	4,225	—	179,622	183,847	—
2011	3,223	216,656	150,000	369,879	—
2012	—	—	—	—	—
2013	—	—	—	—	—
Thereafter	—	—	424,693	424,693	94,500
	$11,390	$216,656	$954,315	$1,182,361	$94,500

8.  Fair Value of Financial Instruments

The following disclosures of estimated fair value were determined by management, using available market information and appropriate valuation methodologies.  Considerable judgment is necessary to interpret market data and develop estimated fair value.  Accordingly, the estimates presented herein are not necessarily indicative of the amounts we could realize on disposition of the

Reckson Operating Partnership, L.P.

Notes to Consolidated Financial Statements

December 31, 2008

financial instruments.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents, restricted cash, tenant and other receivables and accrued interest payable and other liabilities, accounts payable and accrued expenses and security deposits, reasonably approximate their fair values due to the short maturities of these items.  Mortgage notes payable and the senior unsecured notes have an estimated fair value based on discounted cash flow models of approximately $926.6 million, which was less than the book value of the related fixed rate debt by approximately $255.8 million.  Our structured finance investments had an estimated fair value ranging between $54.5 million and $81.7 million, which was less than our book value at December 31, 2008.

Disclosure about fair value of financial instruments is based on pertinent information available to us as of December 31, 2008.  Although we are not aware of any factors that would significantly affect the reasonable fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

9.  Rental Income

We are the lessor and the sublessor to tenants under operating leases with expiration dates beginning January 1, 2009.  The minimum rental amounts due under the leases are generally either subject to scheduled fixed increases or adjustments.  The leases generally also require that the tenants reimburse us for increases in certain operating costs and real estate taxes above their base year costs.  Approximate future minimum rents to be received over the next five years and thereafter for non-cancelable operating leases in effect at December 31, 2008 for the consolidated properties, including consolidated joint venture properties, and our share of unconsolidated joint venture properties are as follows (in thousands):

	Consolidated Properties	Unconsolidated Property
2009	$300,679	$9,442
2010	291,486	9,527
2011	277,908	7,690
2012	266,393	7,759
2013	250,864	7,829
Thereafter	1,619,225	38,427
	$3,006,555	$80,674

10.  Related Party Transactions

Cleaning/ Security/ Messenger and Restoration Services

Through Alliance Building Services, or Alliance, First Quality Maintenance, L.P., or First Quality, provides cleaning, extermination and related services, Classic Security LLC provides security services, Bright Star Couriers LLC provides messenger services, and Onyx Restoration Works provides restoration services with respect to certain properties owned by us.  Alliance is owned by Gary Green, a son of Stephen L. Green, the chairman of our board of directors.  First Quality also provides additional services directly to tenants on a separately negotiated basis.  In addition, First Quality has the non-exclusive opportunity to provide cleaning and related services to individual tenants at our properties on a basis separately negotiated with any tenant seeking such additional services.  First Quality leases 26,800 square feet of space at a property owned through March 2007 by SL Green pursuant to a lease that expires on December 31, 2015. SL Green received approximately $75,000 in rent from Alliance in 2007.  We paid Alliance approximately $2.4 million, $0.6 million, including none for the period January 1, 2007 to January 25, 2007, and none for three years ended December 31, 2008 respectively, for these services (excluding services provided directly to tenants).

Allocated Expenses from SL Green

Subsequent to the Merger, property operating expenses include an allocation of salary and other operating costs from SL Green.  Such amount was approximately $4.1 million and $3.5 million for 2008 and 2007 (Successor), respectively.

Insurance

Subsequent to the Merger, we obtain insurance coverage through an insurance program administered by SL Green.  In connection with this program we incurred insurance expense of approximately $2.6 million and $2.0 million for 2008 and 2007 (Successor),

Reckson Operating Partnership, L.P.

Notes to Consolidated Financial Statements

December 31, 2008

respectively.

11.  Partners’ Capital

Prior to the Merger, a Class A unit and a share of common stock of RARC had similar economic characteristics as they effectively shared equally in the net income or loss and distributions of ROP.  As of January 25, 2007, all of our issued and outstanding Class A common units were owned by RARC.  In connection with the Merger, RARC assigned all of its interest in the Class A common units to WAGP and the operating partnership.  On November 15, 2007, RARC withdrew, and WAGP succeeded it, as the sole general partner of ROP.  As of December 31, 2008, all of our issued and outstanding Class A common units were owned by WAGP and the operating partnership.

As part of the Merger, RARC assigned its general partner interest in the operating partnership to WAGP. Pursuant to an amendment of the operating partnership’s agreement of limited partnership, in November 2007, RARC withdrew, and WAGP succeeded it, as a general partner of the operating partnership.

As of December 31, 2006, we had issued and outstanding 1,200 preferred units of limited partnership interest with a liquidation preference value of $1,000 per unit and a stated distribution rate of 7.0%, or Preferred Units, which was subject to reduction based upon terms of their initial issuance.  The terms of the Preferred Units provided for this reduction in distribution rate in order to address the effect of certain mortgages with above market interest rates which were assumed by us in connection with properties contributed to us in 1998.   As a result of the aforementioned reduction, no distributions were being made on the Preferred Units.  In connection with the Merger, the holder of the Preferred Units transferred the Preferred Units to the operating partnership in exchange for the issuance of 1,200 preferred units of limited partnership interest in the operating partnership with substantially similar terms as the Preferred Units.

Net income per common partnership unit was determined by allocating net income after preferred distributions and noncontrolling partners’ interest in consolidated partnerships income to the general and limited partners based on their weighted average distribution per common partnership units outstanding during the respective periods presented.

Holders of preferred units of limited and general partnership interest were entitled to distributions based on the stated rates of return (subject to adjustment) for those units.

Prior to the Merger, RARC maintained a long term incentive program, or LTIP. With respect to the LTIP units and the restricted equity awards, RARC recorded compensation expense which has been included in marketing, general and administrative expenses on the accompanying consolidated statements of operations. As of December 31, 2006, RARC had accrued approximately $33.7 million of compensation expense with respect to the special outperformance pool. These costs were included in accounts payable and accrued expenses on the balance sheet at December 31, 2006.  During January 2007, in connection with the Merger, RARC paid, in cash, approximately $35.5 million to the participants of the special outperformance pool of which $1.8 million was expensed during the period January 1, 2007 to January 25, 2007 (Predecessor).

On January 25, 2007, in connection with the Merger, certain former executive officers of RARC waived approximately 443,000 of their LTIP Units.  The remaining balance of LTIP Units, regardless of their vesting status, were deemed earned.

Intercompany transactions between SL Green and ROP are generally recorded as contributions and distributions.

12.  Benefit Plans

The building employees are covered by multi-employer defined benefit pension plans and post-retirement health and welfare plans. Contributions to these plans amounted to approximately $3.1 million and $2.7 million during the years ended December 31, 2008 and 2007, respectively.  Separate actuarial information regarding such plans is not made available to the contributing employers by the union administrators or trustees, since the plans do not maintain separate records for each reporting unit.

Reckson Operating Partnership, L.P.

Notes to Consolidated Financial Statements

December 31, 2008

13.  Commitments and Contingencies

We are not presently involved in any material litigation nor, to our knowledge, is any material litigation threatened against us or our properties, other than routine litigation arising in the ordinary course of business.  Management believes the costs, if any, incurred by us related to this litigation will not materially affect our financial position, operating results or liquidity.

The property located at 1185 Avenue of the Americas operates under a ground lease (approximately $8.7 million annually) with a term expiration of 2043.

The following is a schedule of future minimum lease payments under noncancellable operating leases with initial terms in excess of one year as of December 31, 2008 (in thousands):

December 31,	Non-cancellable operating leases

2009	$10,139
2010	9,698
2011	7,724
2012	7,593
2013	7,593
Thereafter	254,831
Total minimum lease payments	$297,578

14.  Environmental Matters

Our management believes that the properties are in compliance in all material respects with applicable Federal, state and local ordinances and regulations regarding environmental issues.  Management is not aware of any environmental liability that it believes would have a materially adverse impact on our financial position, results of operations or cash flows.  Management is unaware of any instances in which it would incur significant environmental cost if any of the properties were sold.

15.  Segment Information

We are engaged in owning, managing and leasing commercial office properties in Manhattan, Westchester County, Connecticut and Long Island City and have two reportable segments, real estate and structured finance investments.  We evaluate real estate performance and allocate resources based on earnings contribution to income from continuing operations.

Our real estate portfolio is primarily located in the geographical markets of Manhattan, Westchester County, Connecticut and Long Island City.  The primary sources of revenue are generated from tenant rents and escalations and reimbursement revenue.  Real estate property operating expenses consist primarily of security, maintenance, utility costs, real estate taxes and ground rent expense (at certain applicable properties).  See Note 4 for additional details on our structured finance investments.

Selected results of operations for the year ended December 31, 2008 and for the periods January 26, 2007 to December 31, 2007 (Successor) and January 1, 2007 to January 25, 2007 (Predecessor) and the year ended December 31, 2006 (Predecessor), and selected asset information as of December 31, 2008 and 2007 (Successor), regarding our operating segments are as follows (in thousands):

	Real Estate Segment	Structured Finance Segment	Total Company
Total revenues:
Year ended December 31, 2008 (Successor)	$338,044	$11,503	$349,547
January 26 to December 31, 2007 (Successor)	289,009	17,348	306,357
January 1 to January 25, 2007 (Predecessor)	25,217	1,201	26,418
Year ended December 31, 2006 (Predecessor)	329,283	20,845	350,128

Income (loss) from continuing operations before noncontrolling interest, gain on sale and discontinued operations:
Year ended December 31, 2008 (Successor)	$45,760	$7,636	$53,396
January 26 to December 31, 2007 (Successor)	27,894	12,103	39,997
January 1 to January 25, 2007 (Predecessor)	(12,640)	464	(12,176)
Year ended December 31, 2006 (Predecessor)	(89,968)	12,433	(77,535)

Reckson Operating Partnership, L.P.

Notes to Consolidated Financial Statements

December 31, 2008

Total assets
As of:
December 31, 2008 (Successor)	$4,030,724	$91,323	$4,122,047
December 31, 2007 (Successor)	4,167,698	99,171	4,266,869

Income from continuing operations represents total revenues less total expenses for the real estate segment and total investment income less allocated interest expense for the structured finance segment.  Interest costs for the structured finance segment are imputed assuming 100% leverage at SL Green’s unsecured revolving credit facility borrowing cost.  We do not allocate marketing, general and administrative expenses to the structured finance segment, since we base performance on the individual segments prior to allocating marketing, general and administrative expenses.  All other expenses, except interest, relate entirely to the real estate assets.  There were no transactions between the above two segments.

The table below reconciles income from continuing operations before noncontrolling interest to net income available to common unitholders for the year ended December 31, 2008 and the periods January 26, 2007 to December 31, 2007 (Successor) and January 1, 2007 to January 25, 2007 (Predecessor), and for the year ended December 31, 2006 (Predecessor) (in thousands):

	Year Ended December 31,	Period January 26 to December 31,	Period January 1 to January 25,	Year Ended December 31,
	2008	2007	2007	2006
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Income (loss) from continuing operations before gain on sale and discontinued operations	$53,396	$39,997	$(12,176)	$(77,535)
Gain on sale of real estate	—	—	—	63,640
Income (loss) from continuing operations	53,396	39,997	(12,176)	(13,895)
Net income / gains from discontinued operations	1,418	2,457	3,018	70,411
Net income attributable to noncontrolling interests	(16,687)	(9,864)	(2,173)	(13,690)
Net income (loss) attributable to ROP common unitholders	$38,127	$32,590	$(11,331)	$42,826

16.  Supplemental Disclosure of Non-Cash Investing and Financing Activities

A summary of our non-cash investing and financing activities for the years ended December 31, 2008 and 2007 is presented below (in thousands):

	Year Ended December 31,
	2008	2007 (1)
Redemption of preferred units	$—	$1,200
Transfer of real estate to the operating partnership	—	555,006
Adjustment to fair value of real estate, investment in unconsolidated joint venture and structured finance investments	—	(3,050,129)
Adjustments to contributed capital	—	1,984,331
Fair value of above-and below-market leases and in-place lease value (SFAS No. 141) in connection with acquisitions	—	(206,872)
Other non-cash adjustments-financing	—	217,375
Other non-cash adjustments-investing	—	155,951
Accretion of debt discount	2,041	1,713

(1) Presented on a combined basis for the 2007 Successor and Predecessor periods.

17.  Quarterly Financial Data (unaudited)

We are providing updated summary selected quarterly financial information, which is included below reflecting the prior period reclassification as discontinued operations of the properties classified as held for sale during 2008 as well as the application of the revised guidance on accounting for convertible debt instruments.

Reckson Operating Partnership, L.P.

Notes to Consolidated Financial Statements

December 31, 2008

Quarterly data for the last two years is presented in the tables below (in thousands).

2008 Quarter Ended	December 31	September 30	June 30	March 31
Total revenues	$93,020	$87,671	$85,369	$83,487
Income (loss) net of noncontrolling interest and before gain on sale	9,254	7,588	8,223	10,924
Equity in net income from joint venture property	262	284	344	(52)
Gain on early extinguishment of debt	16,569	—	—	—
Income from continuing operations	26,085	7,872	8,567	10,872
Discontinued operations	(27)	279	608	558
Net income attributable to ROP	26,058	8,151	9,175	11,430
Net income attributable to noncontrolling interests	(3,592)	(3,889)	(3,888)	(5,318)
Net income attributable to ROP common unitholders	$22,466	$4,262	$5,287	$6,112

2007 Quarter Ended	December 31	September 30	June 30	March 31 (1)
Total revenues	$83,771	$81,570	$82,282	$85,152
Income (loss) net of noncontrolling interest and before gain on sale	11,129	10,172	11,788	(6,525)
Equity in net income from joint venture property	363	355	301	238
Income from continuing operations	11,492	10,527	12,089	(6,287)
Discontinued operations	596	670	780	3,429
Net income attributable to ROP	12,088	11,197	12,869	(2,858)
Net income attributable to noncontrolling interests	(3,139)	(2,558)	(3,285)	(3,055)
Net income attributable to ROP common unitholders	$8,949	$8,639	$9,584	$(5,913)

(1)    Presented on a combined basis for the 2007 Successor and Predecessor periods.

18.  Subsequent Events

a) On March 16, 2009, we repaid the $200.0 million senior unsecured notes at par on their maturity date.

b) In May 2008, the Financial Accounting Standards Board clarified its guidance on accounting for convertible debt instruments that may be settled in cash upon conversion. The issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion is required to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate.  The resulting debt discount will be amortized over the period during which the debt is expected to be outstanding (i.e., through the first optional redemption date) as additional non-cash interest expense.  This debt amount (before netting) will increase in subsequent reporting periods through the first optional redemption date as the debt accretes to its par value over the same period. This amendment is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and was adopted by the Company on January 1, 2009. Early adoption was not permitted. Upon adoption, companies were required to retrospectively apply the requirements of the pronouncement to all periods presented.

Reckson Operating Partnership, L.P.

Notes to Consolidated Financial Statements

December 31, 2008

Effective January 1, 2009, we adopted the new guidance for Non-controlling Interests in Consolidated Financial Statements.  A non-controlling interest in a consolidated subsidiary as “the portion of the equity (net assets) in a subsidiary not attributable, directly or indirectly, to a parent” and requires non-controlling interests to be presented as a separate component of equity in the consolidated balance sheet. This guidance also modifies the presentation of net income by requiring earnings and other comprehensive income to be attributed to controlling and non-controlling interests. Below are the steps we have taken as a result of the implementation of this standard:

•                  We have reclassified the non-controlling interests of other consolidated partnerships from the mezzanine section of our balance sheets to equity. This reclassification totaled approximately $502.5 million and $526.5 million as of December 31, 2008 and 2007, respectively.

•                  Net income attributable to non-controlling interests of other consolidated partnerships is no longer included in the determination of net income. We reclassified prior year amounts to reflect this requirement.

Adoption of these amendments had the following impact on our consolidated financial statements (in thousands):

	December 31, 2008 As Reported	December 31, 2008 As Restated
Senior unsecured notes	$956,540	$954,315
Total liabilities	1,564,684	1,562,458
Total capital	2,054,886	2,559,589

	December 31, 2007 As Reported	December 31, 2007 As Restated
Senior unsecured notes	$1,056,900	$1,048,193
Total liabilities	1,733,773	1,725,066
Total capital	2,006,565	2,541,803

	Year Ended December 31, 2008	Year Ended December 31, 2008	Period January 25, 2007 to December 31, 2007	Period January 25, 2007 to December 31, 2007
	As Reported (Successor)	As Restated (Successor)	As Reported (Successor)	As Restated (Successor)
Interest expense	$69,368	$74,163	$65,435	$69,862
Net income attributable to ROP common unitholders	44,607	38,127	37,017	32,590

	Period January 1, 2007 to January 25, 2007	Period January 1, 2007 to January 25, 2007	Year Ended December 31, 2006	Year Ended December 31, 2006
	As Reported (Predecessor)	As Restated (Predecessor)	As Reported (Predecessor)	As Restated (Predecessor)
Interest expense	$6,728	$6,956	$98,490	$101,139
Net income attributable to ROP common unitholders	(11,103)	(11,331)	45,475	42,826

Reckson Operating Partnership, L.P.

Schedule III-Real Estate And Accumulated Depreciation

December 31, 2008

(Dollars in thousands)

Column A	Column B	Column C Initial Cost		Column D Cost Capitalized Subsequent To Acquisition		Column E Gross Amount at Which Carried at Close of Period			Column F	Column G	Column H	Column I
Description	Encumbrances	Land	Building & Improvements	Land	Building & Improvements	Land	Building & Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation is Computed
810 Seventh Avenue	$—	$114,077	$476,386	$—	$8,720	$114,077	$485,106	$599,183	$24,105	1970	1/2007	Various
919 Third Avenue (4)	228,046	223,529	1,033,198	—	1,097	223,529	1,034,295	1,257,824	48,883	1970	1/2007	Various
1185 Avenue of the Americas	—	—	728,213	—	8,496	—	736,709	736,709	36,842	1969	1/2007	Various
1350 Avenue of the Americas	—	91,038	380,744	—	7,077	91,038	387,821	478,859	19,476	1966	1/2007	Various
1100 King Street - 1-7 International Drive	—	49,392	104,376	664	1,852	50,056	106,228	156,284	5,768	1983/1986	1/2007	Various
520 White Plains Road	—	6,324	26,096	—	830	6,324	26,926	33,250	1,485	1979	1/2007	Various
115-117 Stevens Avenue	—	5,933	23,826	—	679	5,933	24,505	30,438	1,990	1984	1/2007	Various
100 Summit Lake Drive	—	10,526	43,109	—	524	10,526	43,633	54,159	2,330	1988	1/2007	Various
200 Summit Lake Drive	—	11,183	47,906	—	117	11,183	48,023	59,206	2,558	1990	1/2007	Various
500 Summit Lake Drive	—	9,777	39,048	—	754	9,777	39,802	49,579	1,882	1986	1/2007	Various
140 Grand Street	—	6,865	28,264	—	568	6,865	28,832	35,697	1,515	1991	1/2007	Various
360 Hamilton Avenue	—	29,497	118,250	—	1,234	29,497	119,484	148,981	6,357	2000	1/2007	Various
7 Landmark Square	—	2,088	8,444	—	6	2,088	8,450	10,538	401	2007	1/2007	Various
680 Washington Boulevard (4)	—	11,696	45,364	—	159	11,696	45,523	57,219	2,344	1989	1/2007	Various
750 Washington Boulevard (4)	—	16,916	68,849	—	2,144	16,916	70,993	87,909	3,644	1989	1/2007	Various
1055 Washington Boulevard	—	13,516	53,228	—	627	13,516	53,855	67,371	2,744	1987	1/2007	Various
400 Summit Lake Drive	—	38,889	—	95	—	38,984	—	38,984	—	—	1/2007	Various
Other (5)	—	1,128	—	23	4,641	1,151	4,641	5,792	—	—	—	Various
	$228,046	$642,374	$3,225,301	$782	$39,525	$643,156	$3,264,826	$3,907,982	$162,324	—	—	—

(1)    Property located in New York, New York.

(2)    Property located in Westchester County, New York.

(3)    Property located in Connecticut.

(4)    We own a 51% interest in this property.

(5)    Other includes tenant improvements, capitalized interest and corporate improvements.

The changes in real estate for the three years ended December 31, 2008 are as follows:

	2008	2007	2006
Balance at beginning of year	$3,938,060	$3,649,874	$3,476,415
Property acquisitions	—	3,280,949	—
Improvements	21,599	16,853	313,697
Retirements/disposals	(51,677)	(3,009,616)	(140,238)
Balance at end of year	$3,907,982	$3,938,060	$3,649,874

The aggregate cost of land, buildings and improvements, before depreciation, for Federal income tax purposes at December 31, 2008 was approximately $3.1 billion.

The changes in accumulated depreciation, exclusive of amounts relating to equipment, autos, and furniture and fixtures, for the three years ended December 31, 2008, are as follows:

	2008	2007	2006
Balance at beginning of year	$73,506	$634,536	$522,994
Depreciation for year	89,499	78,856	134,507
Retirements/disposals	(681)	(639,886)	(22,965)
Balance at end of year	$162,324	$73,506	$634,536